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_______________________________________________________________________________

                                                        SILVERTHORN COUNTRY CLUB
                                                                     BROOKSVILLE
                                                                 HERNANDO COUNTY
                                                                         FLORIDA


                                      L E A S E

                             GOLF TRUST OF AMERICA, L.P.
                                       LANDLORD
                                         AND

                              GRANITE SILVERTHORN, INC.

                                        TENANT

                              DATED AS OF JUNE 18, 1998


____________________________________________________________________________

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                                  TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE 1

LEASED PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                    ARTICLE 2

DEFINITIONS. RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . 2
     2.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.2 Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . .14

                                    ARTICLE 3

TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     3.1 Initial Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     3.2 Extension Options . . . . . . . . . . . . . . . . . . . . . . . . . .15
     3.3 Second Extension Option . . . . . . . . . . . . . . . . . . . . . .  16
     3.4 Right of First Offer to Lease . . . . . . . . . . . . . . . . . . . .16
     3.5 Landlord's Right to Purchase Remaining Lease Term . . . . . . . . .  17

                                    ARTICLE 4

RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.1  Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.2  Increase in Initial Base Rent. . . . . . . . . . . . . . . . . . . .18
     4.3  Percentage Rent. . . . . . . . . . . . . . . . . . . . . . . . . . .18
     4.4  Annual Reconciliation of Percentage Rent . . . . . . . . . . . . . .19
     4.5  Increase in Base Rent Following Conversion Date. . . . . . . . . . .19
     4.6  Record-keeping . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     4.7  Additional Charges . . . . . . . . . . . . . . . . . . . . . . . . .20
     4.8  Late Payment of Rent . . . . . . . . . . . . . . . . . . . . . . . .20
     4.9  Net Lease; Capital Replacement Reserve . . . . . . . . . . . . . . .21
     4.10 Allocation of Revenues . . . . . . . . . . . . . . . . . . . . . . .21
     4.11 Working Capital Line . . . . . . . . . . . . . . . . . . . . . . .  21

                                    ARTICLE 5

SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.1 Pledge of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .21
     5 2 Obligation to Withhold Distributions. . . . . . . . . . . . . . . . .21
     5 3 Cross-Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . .22
     5.4 Landlord's Lien . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     5.5 Collateral Conversion and Termination Payment . . . . . . . . . . . .22

                                    ARTICLE 6

IMPOSITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     6.1 Payment of Impositions. . . . . . . . . . . . . . . . . . . . . . . .23

                                       i

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     6.2 Information and Reporting . . . . . . . . . . . . . . . . . . . . . .23
     6.3 Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     6.4 Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     6.5 Utility Charges . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     6.6 Assessment Districts. . . . . . . . . . . . . . . . . . . . . . . . .24
     6.7 Additional Impositions. . . . . . . . . . . . . . . . . . . . . . .  24

                                    ARTICLE 7

TENANT WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.1 No Termination, Abatement, Etc .. . . . . . . . . . . . . . . . . . .25
     7.2 Condition of the Property . . . . . . . . . . . . . . . . . . . . . .26

                                    ARTICLE 8

OWNERSHIP OF TANGIBLE PERSONAL PROPERTY. . . . . . . . . . . . . . . . . . . .27
     8.1 Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     8.2 Tenant's Personal Property. . . . . . . . . . . . . . . . . . . . . .27
     8.3 Tenant's Obligations. . . . . . . . . . . . . . . . . . . . . . . . .28
     8.4 Landlord's Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .28

                                    ARTICLE 9

USE OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.1 Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.2 Specific Prohibited Uses. . . . . . . . . . . . . . . . . . . . . . .29
     9.3 Membership Sales. . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.4 Landlord to Grant Easements, Etc. . . . . . . . . . . . . . . . . . .29
     9.5 Tenant's Additional Covenants . . . . . . . . . . . . . . . . . . . .30
     9.6 Valuation of Remainder Interest in Lease. . . . . . . . . . . . . . .30

                                   ARTICLE 10

HAZARDOUS MATERIALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.1 Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.2 Remediation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.3 Violations; Orders . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.4 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.5 Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     10.6 Remediation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.7 Tenant's Indemnification of Landlord . . . . . . . . . . . . . . . .32
     10.8 Survival of Indemnification Obligations. . . . . . . . . . . . . . .33
     10.9 Environmental Violations at Expiration
          or Termination of Lease. . . . . . . . . . . . . . . . . . . . . . .33

                                   ARTICLE 11

MAINTENANCE AND REPAIR . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     11.1 Tenant's Obligations . . . . . . . . . . . . . . . . . . . . . . . .33
     11.2 Waiver of Statutory Obligations. . . . . . . . . . . . . . . . . . .34
     11.3 Mechanic's Liens . . . . . . . . . . . . . . . . . . . . . . . . . .35


                                       ii

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     11.4 Surrender of Property. . . . . . . . . . . . . . . . . . . . . . . .35

                                   ARTICLE 12

TENANT IMPROVEMENTS; SUBMITTAL OF BUDGETS;
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     12.1 Tenant's Right to Construct. . . . . . . . . . . . . . . . . . . . .35
     12.2 Scope of Right . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     12.3 Cooperation of Landlord. . . . . . . . . . . . . . . . . . . . . . .36
     12.4 Capital Replacement Fund . . . . . . . . . . . . . . . . . . . . . .37
     12.5 Rights in Tenant Improvements. . . . . . . . . . . . . . . . . . . .38
     12.6 Landlord's Right to Audit Calculation
            of Gross Golf Revenue. . . . . . . . . . . . . . . . . . . . . . .38
     12.7 Annual Budget. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     12.8 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .40

                                   ARTICLE 13

LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS . . . . . . . . . . . . . . . . .42
     13 1 Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     13.2 Encroachments and Other Title Matters. . . . . . . . . . . . . . . .43

                                   ARTICLE 14

PERMITTED CONTESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     14.1 Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     14.2 Indemnification of Landlord. . . . . . . . . . . . . . . . . . . . .45

                                   ARTICLE 15

INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     15.1 General Insurance Requirements . . . . . . . . . . . . . . . . . . .45
     15.2 Other Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .47
     15.3 Replacement Cost . . . . . . . . . . . . . . . . . . . . . . . . . .47
     15.4 Waiver of Subrogation. . . . . . . . . . . . . . . . . . . . . . . .47
     15.5 Form Satisfactory, Etc . . . . . . . . . . . . . . . . . . . . . . .47
     15.6 Change in Limits . . . . . . . . . . . . . . . . . . . . . . . . . .48
     15.7 Blanket Policy . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     15.8 Insurance Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .49
     15.9 Disbursement of Proceeds . . . . . . . . . . . . . . . . . . . . . .49
     15.10 Excess Proceeds, Deficiency of Proceeds . . . . . . . . . . . . . .51
     15.11 Reconstruction Covered by Insurance . . . . . . . . . . . . . . . .51
     15.12 Reconstruction Not Covered by Insurance . . . . . . . . . . . . . .52
     15.13 No Abatement of Rent. . . . . . . . . . . . . . . . . . . . . . . .52
     15.14 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     15.15 Damage Near End of Term . . . . . . . . . . . . . . . . . . . . . .53

                                   ARTICLE 16

CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     16.1 Total Taking . . . . . . . . . . . . . . . . . . . . . . . . . . . .53


                                      iii

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     16.2 Partial Taking . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     16.3 Restoration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     16.4 Award-Distribution . . . . . . . . . . . . . . . . . . . . . . . . .53
     16.5 Temporary Taking . . . . . . . . . . . . . . . . . . . . . . . . . .54

                                   ARTICLE 17

EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     17.1 Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . .54
     17.2 Payment of Costs and Closing Costs . . . . . . . . . . . . . . . . .57
     17.3 Certain Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .57
     17.4 Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
     17.5 Additional Remedies. . . . . . . . . . . . . . . . . . . . . . . . .59
     17.6 Appointment of Receiver. . . . . . . . . . . . . . . . . . . . . . .59
     17.7 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
     17.8 Application of Funds . . . . . . . . . . . . . . . . . . . . . . . .59
     17.9 Impounds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59

                                   ARTICLE 18

LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT. . . . . . . . . . . . . . . . . . .60

                                   ARTICLE 19

LEGAL REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60



                                   ARTICLE 20

HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60

                                   ARTICLE 21

RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .61

                                   ARTICLE 22

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .61
     22.1 Tenant's Indemnification of Landlord . . . . . . . . . . . . . . . .61
     22.2 Landlord's Indemnification of Tenant . . . . . . . . . . . . . . . .62
     22.3 Mechanics of Indemnification . . . . . . . . . . . . . . . . . . . .63
     22.4 Survival of Indemnification Obligations
            Available Insurance Proceeds . . . . . . . . . . . . . . . . . . .63

                                   ARTICLE 23

SUBLETTING AND ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .64
     23.1 Prohibition Against Assignment . . . . . . . . . . . . . . . . . . .64
     23.2 Subleases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .66
     23.3 Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .66
     23.4 REIT Limitations . . . . . . . . . . . . . . . . . . . . . . . . . .66


                                       iv


     23.5 Right of First Offer of Landlord to Acquire Leasehold. . . . . . . .67
     23.6 Bankruptcy Limitations . . . . . . . . . . . . . . . . . . . . . . .67
     23.7 Management Agreement . . . . . . . . . . . . . . . . . . . . . . . .69

                                   ARTICLE 24

OFFICER'S CERTIFICATES AND OTHER STATEMENTS. . . . . . . . . . . . . . . . . .69
     24.1 Officer's Certificates . . . . . . . . . . . . . . . . . . . . . . .69
     24.2 Environmental Statements . . . . . . . . . . . . . . . . . . . . . .70

                                   ARTICLE 25

LANDLORD MORTGAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
     25.1 Landlord May Grant Liens . . . . . . . . . . . . . . . . . . . . . .70
     25.2 Tenant's Non-Disturbance Rights. . . . . . . . . . . . . . . . . . .71
     25.3 Facility Mortgage Protection . . . . . . . . . . . . . . . . . . . .71

                                   ARTICLE 26

SALE OF FEE INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     26.1 Right of First Offer to Purchase . . . . . . . . . . . . . . . . . .71
     26.2 Conveyance by Landlord . . . . . . . . . . . . . . . . . . . . . . .72

                                   ARTICLE 27

ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .72
     27.1 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .72
     27.2 Arbitration Procedures . . . . . . . . . . . . . . . . . . . . . . .73

                                   ARTICLE 28

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
     28.1 Landlord's Right to Inspect. . . . . . . . . . . . . . . . . . . . .73
     28.2 Breach by Landlord . . . . . . . . . . . . . . . . . . . . . . . . .73
     28.3 Competition Between Landlord and Tenant. . . . . . . . . . . . . . .74
     28.4 No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
     28.5 Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . .74
     28.6 Acceptance of Surrender. . . . . . . . . . . . . . . . . . . . . . .74
     28.7 No Merger of Title . . . . . . . . . . . . . . . . . . . . . . . . .75
     28.8 Quiet Enjoyment. . . . . . . . . . . . . . . . . . . . . . . . . . .75
     28.9 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .75
     28.10 Survival of Claims. . . . . . . . . . . . . . . . . . . . . . . . .75
     28.11 Invalidity of Terms or Provisions . . . . . . . . . . . . . . . . .76
     28.12 Prohibition Against Usury . . . . . . . . . . . . . . . . . . . . .76
     28.13 Amendments to Lease . . . . . . . . . . . . . . . . . . . . . . . .76
     28.14 Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . .76
     28.15 Titles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
     28.16 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .76
     28.17 Memorandum of Lease . . . . . . . . . . . . . . . . . . . . . . . .76
     28.18 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .76
     28.19 No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . .  77


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     28.20 Non-Recourse as to Landlord . . . . . . . . . . . . . . . . . . . .77
     28.21 No Relationship . . . . . . . . . . . . . . . . . . . . . . . . . .77
     28.22 Reletting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
     28.23 Year 2000 Problem . . . . . . . . . . . . . . . . . . . . . . . .  77
     28.24 Billboards  . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     28.25 Landlord's Obligations Under the Purchase Agreement . . . . . . .  78
     28.26 Landlord's Right to Golf Rounds . . . . . . . . . . . . . . . . .  78

                                      vi

Exhibits

Exhibit A - Legal Description of the Land
Exhibit B - Schedule of Improvements
Exhibit C - Other Leased Property
Exhibit D - Granite Shares Pledge Agreement
Exhibit E - Adjustments to Gross Golf Revenue for Private Clubs
Exhibit F - Calculation of Gross Golf Revenue for the
            Base Year by Quarter
Exhibit K - Contingent Purchase Price Formula
Exhibit K-1 - Example of Contingent Purchase Price

                                                        SILVERTHORN COUNTRY CLUB
                                                                     BROOKSVILLE
                                                                 HERNANDO COUNTY
                                                                         FLORIDA

                                        LEASE

     THIS LEASE (this "Lease"), dated as of June 18, 1998, is entered into by and between GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership ("Landlord"), and GRANITE SILVERTHORN, INC., a Florida corporation ("Tenant").

     THE PARTIES ENTER THIS LEASE on the basis of the following facts, understandings and intentions:

     A. Pursuant to that certain Purchase Agreement (the "Agreement") dated as of May 13, 1998 by and between GRANITE GOLF GROUP, INC., ("Granite Golf"), as buyer, and SCARBOROUGH SEMBLER JOINT VENTURE II, a Florida general partnership, and SILVERTHORN COUNTRY CLUB, INC., a Florida corporation (collectively,"Transferor"), with Granite Golf's interest in such Agreement being assigned pursuant to that certain Assignment, Assumption and Modification of Purchase Agreement by and between Granite Golf and Landlord as of even date herewith, Transferor has or will transfer to Landlord all of its right, title and interest in and to the Property (as hereafter defined): and

     B. Tenant, desires to lease the Property from Landlord, and Landlord desires to lease the Property to Tenant, on the terms set forth herein

     NOW THEREFORE, in consideration of the foregoing and the covenants and agreements to be performed by Tenant and Landlord hereunder, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                      ARTICLE 1
                                   LEASED PROPERTY

     Upon and subject to the terms and conditions set forth in this Lease, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord's rights and interest (to the extent acquired from Transferor) in and to the following real property, improvements, personal property and related rights (collectively the "Property"):

     (a) the Land;

     (b) the Improvements;

     (c) all rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Landlord's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements;

     (d) the Tangible Personal Property; and

     (e) the Intangible Personal Property.

                                      ARTICLE 2
                          DEFINITIONS, RULES OF CONSTRUCTION

     2.1 DEFINITIONS. The following terms shall have the indicated meanings:

     "AAA" has the meaning provided in Section 27.1.

     "ACTUAL PECUNIARY LOSS" has the meaning provided in Section 23.6.

     "ADDITIONAL CHARGES" has the meaning provided in Section 4.7.

     "ADJUSTED NET OPERATING INCOME" shall have the meaning set forth in EXHIBIT K of the Agreement.

     "ADVISORY ASSOCIATION" means that certain association of lessees operating golf courses under a lease with Landlord or any Affiliate of Landlord.

     "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

     "AGREEMENT" has the meaning provided in Recital A.

     "ANNUAL BASE RENT" means the Initial Base Rent, as it may be adjusted annually as provided in Section 4.2 and Section 4.11.

     "ANNUAL BUDGET" has the meaning provided in Section 12.7.

     "AUTHORIZATIONS" means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

     "AWARD" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

     "BANKRUPTCY CODE" has the meaning provided in Section 23.6.

     "BASE RENT" means one-twelfth of Annual Rase Rent.

     "BASE RENT ESCALATOR" has the meaning provided in Section 4.2.

     "BASE YEAR" means the twelve (12) month period beginning on January 1, 1998, and ending on December 31, 1998; PROVIDED, HOWEVER, that the Base Year shall refer to the Fiscal Year immediately preceding the Conversion Date if the Base Rent is increased as provided in Section 4.5. A quarter-by-quarter calculation of Gross Golf Revenue in the Base Year is attached hereto as EXHIBIT F.

     "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.

     "CAPITAL BUDGET" has the meaning provided in Section 12.7.

     "CAPITAL EXPENDITURES" has the meaning provided in Section 12.4.

     "CAPITAL REPLACEMENT FUND" means the cumulative amount of the Capital Replacement Reserve accrued by Landlord, together with interest thereon as provided in Section 12.4, less amounts withdrawn from the Capital Replacement Fund as provided in Section 12.4.

     "CAPITAL REPLACEMENT RESERVE" means, on an annual basis, the greater of (i) an amount equal to 3% of each Fiscal Quarter's Gross Golf Revenue, to be accrued monthly by Landlord as part of the Capital Replacement Fund, as provided in
Section 12.4 hereof, based on the Officer's Certificate, or (ii)Fifty Thousand and No/100 Dollars ($50,000.00).

     "CHANGE OF CONTROL" means:

          (a) the issuance and/or sale by Tenant or the sale by any stockholder of Tenant of a Controlling interest in Tenant to a Person other than to a Person that is an Affiliate of Tenant as of the date hereof;

          (b) the sale, conveyance or other transfer of all or substantially all of the assets of Tenant (whether by operation of law or otherwise):

          (c) any other transaction, or series of transactions, which results in the shareholders, partners or members who control Tenant as of the date hereof no longer having Control of Tenant; or

          (d) any transaction pursuant to which Tenant is merged with or consolidated into another entity (other than an entity owned and Controlled by an Affiliate of Tenant as of the date hereof), and Tenant is not the surviving entity.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred for purposes of this Lease if the shareholders or partners who Control Tenant as of the date hereof remain in Control of Tenant through an agreement or equity interest.

     "CODE" means the Internal Revenue Code of 1986, as the same may be amended or supplemented, and the rules and regulations promulgated thereunder.

     "COMMENCEMENT DATE" means the date hereof.

     "COMPANY" means Golf Trust of America, Inc. and any subsidiaries thereof, including, without limitation, GTA LP and GTA GP, and, for purposes of Sections 10.7, 22.1, 22.3 and 22.4, each of their officers, employees, directors, agents and representatives.

     "CONDEMNATION" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (b) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

     "CONDEMNOR" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

     "CONTINGENT PURCHASE PRICE" shall have the meaning set forth in EXHIBIT K attached hereto.

     "CONTROL" means (including, with correlative meanings, the terms "controlling" and "controlled by"), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "CONVERSION DATE" means the earlier of (i) the date Transferor elects to receive additional Owner's Shares in the Partnership as a Contingent Purchase Price for the contribution of the Property, (ii) the date on which Transferor elects in writing to waive its right to receive additional Owner's Shares, or
(iii) the date that is the one hundred fifth (105th) day following the end of the fifth (5th) full Fiscal Year of the Initial Term.

     "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982-84 - 100).

     "DATE OF TAKING" means the date the Condemnor has the right to possession of the property being condemned.

     "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

     "EVENT OF DEFAULT" has the meaning provided in SECTION 17.1.

     "EXPIRATION DATE" means the date that is the last day of the fortieth
(40th) full Fiscal Quarter following the Commencement Date, as such date may be extended by the Extended Terms.

     "EXTENDED TERM" has the meaning provided in Section 3.2.

     "FACILITY MORTGAGE" means a mortgage, deed of trust or other security agreement securing any indebtedness or any other Landlord's Encumbrance placed on the Property in accordance with the provisions of Article 25.

     "FACILITY MORTGAGEE" means the holder or beneficiary of a Facility Mortgage, if any; provided Landlord has given Tenant notice of the identity and address of the Person.

     "FISCAL QUARTER" means the three-month periods (or applicable portions thereof) in any Fiscal Year from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.

     "FISCAL YEAR" means the twelve (12) month period from the first day of the first Fiscal Quarter commencing after the Commencement Date to the last day of the fourth Fiscal Quarter commencing after the Commencement Date.

     "FIXTURES" means all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Property, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant's Personal Property and any Tenant Improvements.

     "FULL REPLACEMENT COST" means the actual replacement cost from time to time of the improvement being insured, including the increased cost of a construction endorsement, less exclusions provided in the fire insurance policy.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "GROSS GOLF REVENUE" means all revenues accrued (whether by Tenant or any subtenants, assignees, concessionaires or licensees) from or by reason of the operation of the golf operations at the Property calculated in accordance with GAAP (but excluding reasonable reserves for refunds, allowances and bad debts applicable to such operations), including, without limitation, (i) revenues from membership initiation fees (to the extent described in EXHIBIT E attached hereto), (ii) periodic membership dues, (iii) greens fees, (iv) fees to reserve a tee time, (v) guest fees, (vi) golf cart rentals, (vii) parking lot fees,
(viii) locker rentals, (ix) fees for golf club storage, (x) fees for the use of swim, tennis or other facilities, (xi) charges for range balls, range fees or other fees for golf practice facilities, (xii) fees or other charges paid for golf or tennis lessons (except where retained by or paid to a USTA or PGA professional in accordance with historical practice at the Property), (xiii) fees or other charges for fitness centers, (xiv) forfeited deposits with respect to any membership application, (xv) transfer fees imposed on any member in connection with the transfer of any membership interest, (xvi) fees or other charges paid to Tenant by sponsors of golf tournaments at the Property (unless the terms under which Tenant is paid by such sponsor do not comply with Section 23.4, in which event the gross revenues received from such sponsor for the tournament shall be excluded from Gross Golf Revenue and further provided that Tenant shall use commercially reasonable efforts to structure such payment to comply with Section 23.4), (xvii) advertising or placement fees paid by vendors in exchange for exclusive use or name rights at the Property, and (xviii) fees received in connection with any golf package sponsored by any hotel group, condominium group, golf association, travel agency, tourist or travel association or similar payments; provided, however, that Gross Golf Revenue shall not include:

          (a) Other Revenue;

          (b) The amount of any city, county, state or federal sales, admissions, usage, or excise tax on the item included in Gross Golf Revenue, which is both added to or incorporated in the selling price and paid to the taxing authority by Tenant; and

          (c) Revenues or proceeds from sales or trade-ins of machinery, vehicles, trade fixtures or personal property owned by Tenant used in connection with Tenant's operation of the Property.

     "GTA GP" means GTA GP, Inc. and any successor thereto.

     "GTA LP" means GTA LP, Inc. and any successor thereto.

     "HAZARDOUS MATERIAL" means any substance, material, waste, gas or particulate matter which is regulated by any local, state or federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos;
(iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C. Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

     "IMPARTIAL APPRAISER" means the casualty insurance company which is then carrying the largest amount of casualty insurance carried on the Property.

     "IMPOSITIONS" means collectively:

          (a) all taxes (including all real and personal property, ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes);

          (b) assessments and levies (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the
     Term);

          (c) excises;

          (d) fees (including license, permit, inspection, authorization and similar fees): and

          (e) all other governmental charges;

in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or the Rent or Additional Charges (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Property; (ii) the Property or any part thereof or any therefrom or any estate, right, title or interest therein; or
(iii) any operation, use or possession of, or sales from or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof; provided, however, that Impositions shall not include:

          (aa) any taxes based on net income (whether denominated as an income, franchise, capital stock or other tax) imposed on Landlord or any other Person other than Tenant;

          (bb) any transfer or net revenue tax of Landlord or any other Person other than Tenant: or

          (cc) any tax imposed with respect to any principal or interest on any indebtedness on the Property.

     "IMPOUND CHARGES" has the meaning provided in Section 17.9.

     "IMPOUND PAYMENT" has the meaning provided in Section 17.9.

     "IMPROVEMENTS" means the golf course, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, Fixtures and other items of real estate located on the Land as more particularly described in Exhibit B attached hereto.

     "INITIAL BASE RENT" means $458,250 per year.

     "INITIAL TERM" means the period of time from the Commencement Date through the last day of the fortieth (40th) full Fiscal Quarter following the Commencement Date.

     "INSURANCE REQUIREMENTS" mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

     "INTANGIBLE PERSONAL PROPERTY" means all intangible personal property owned by Landlord and used solely in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, and any and all trademarks and copyrights, guarantees, Authorizations, general intangibles, business records, plans and specifications, surveys, all licenses, permits and approvals solely with respect to the construction, ownership, operation or maintenance of the Property.

     "LAND" means the land described in Exhibit A attached hereto.

     "LANDLORD" means Golf Trust of America, L.P., and any successor or assignee permitted in accordance with the terms of the Lease.

     "LANDLORD'S ENCUMBRANCE" means any lien, encumbrance or title retention agreement upon the Property, or any portion thereof or interest therein, whether to secure borrowing or other means of financing or refinancing.

     "LEASE" means this Lease, as the same may be amended from time to time.

     "LEASE TERM" means the period from the Commencement Date through and including the Expiration Date (or the termination date, if earlier terminated pursuant to the provisions hereof).

     "LEGAL REQUIREMENTS" means all federal, state, county, municipal and other governmental statutes, laws (including the Americans with Disabilities Act and any Environmental Laws), rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications, or alterations in or to the Property; (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Property; or (iii) require the cleanup or other treatment of any Hazardous Material.

     "NET OPERATING INCOME" shall have the meaning set forth in EXHIBIT K of the Agreement.

     "NON-COMPLYING PARTY" has the meaning provided in Section 27.2.

     "OFFICER'S CERTIFICATE" means a certificate of Tenant signed by an officer authorized to so sign by the board of directors or by-laws, or if Tenant is a partnership, by an officer authorized to so sign by the general partners.

     "OPERATING BUDGET" has the meaning provided in Section 12.7

     "OTHER LEASED PROPERTIES" means the property or properties leased or hereafter leased to Tenant or an Affiliate of Tenant by Landlord or an Affiliate of Landlord, other than pursuant to this Lease, which as of the date hereof are the properties listed on Exhibit C attached hereto.

     "OTHER REVENUE" means all revenue received (whether by Tenant or any subtenants, assignees, concessionaires or licensees) from or by reason of the Property relating to (i) the operation of snack bars, restaurants, bars, catering functions, and banquet operations, (ii) sale of merchandise and inventory on the Property, and (iii) photography services.

     "OVERDUE RATE" means, on any date, a rate equal to the Prime Rate plus an additional five percent (5%) per annum, but in no event greater than the maximum rate then permitted under applicable law.

     "OWNER'S SHARES" means limited partnership interests in the Partnership.

     "PARTNERSHIP" means Golf Trust of America, L.P., a Delaware limited partnership.

     "PERCENTAGE RENT" means, for any Fiscal Year during the Lease Term, forty percent (40%) of the positive difference, if any, between the current year's Gross Golf Revenue and the Gross Golf Revenue for the Base Year, pro rated for any partial periods.

     "PERMITTED ASSIGNEE" means a Person or an Affiliate of a Person meeting one or more of the following standards:

          (a) an existing lessee under a lease with Landlord or any Affiliate of Landlord who is not then in default under its lease;

          (b) any entity affiliated with an entity acquiring from an Affiliate of Tenant its resort and related operations located at or adjacent to the Property, and provided Landlord has approved such assignee in its reasonable discretion, based on, among other things, the proposed assignee's reputation and experience in owning, operating and managing golf courses similar in type to the Property and the proposed assignee's net worth and financial resources; and

          (c) a list of pre-approved assignees prepared by Landlord from time to time in consultation with the Advisory Association.

     "PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trusts companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     "PLEDGE AGREEMENT" means that certain pledge agreement dated as of the date of this Lease, by and between Pledgor and Landlord, in the form attached hereto as EXHIBIT D.

     "PLEDGED SHARES" means the Pledgor's Shares pledged pursuant to the Pledge Agreement.

     "PLEDGOR" means Granite Golf Group, Inc., a Nevada corporation and affiliated entity of Tenant.

     "PRIMARY INTENDED USE" means the operation of a golf course and other activities incidental to the operation of a golf course.

     "PRIME RATE" means on any date, a rate equal to the annual rate on such date announced by NationsBank, N.A., or its successor entity, to be its prime rate or, if the prime rate is discontinued, the base rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing.

     "PROPERTY" means the Real Property, the Tangible Personal Property and the Intangible Personal Property

     "REAL PROPERTY" means the Land and the Improvements, and all easements and appurtenances attached thereto.

     "RENT" means, collectively, the Base Rent and Percentage Rent.

     "STATE" means the State or Commonwealth in which the Property is located.

     "TANGIBLE PERSONAL PROPERTY" means all items of tangible personal property and fixtures (if any) owned by Landlord and located on or used solely in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems, restaurant equipment, computers or trade fixtures, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, antiques or other decorations, furniture, computers or other control systems, and equipment or machinery of every kind or nature, including all warranties and guaranties associated therewith, with the exception of golf carts.

     "TENANT" means Granite Silverthorn, Inc., a Florida corporation, an affiliated entity of Granite Golf Group, Inc., a Nevada corporation, and any successor thereto, or assignee thereof, as permitted by the terms of this Lease.

     "TENANT IMPROVEMENTS" has the meaning provided in Section 12.1.

     "TENANT'S PERSONAL PROPERTY" has the meaning provided in Section 8.2.

     "TENANT'S RIGHT OF FIRST OFFER TO LEASE" has the meaning provided in
Section 3.3.

     "TENANT'S RIGHT OF FIRST OFFER TO PURCHASE" has the meaning provided in
Section 26.1.

     "TERM" means, collectively, the Initial Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

     "TERMINATION PAYMENT" means an amount calculated on the Expiration Date equal to the positive difference, if any, between one hundred thirteen and one-half percent (113.5%) of all rent due under this Lease and the Net Operating Income for the prior Fiscal Year, divided by the initial capitalization rate of nine and three-fourths percent (9.75%).

     "TRANSFEROR" has the meaning provided in Recital A.

     "TRUSTEE" has the meaning provided in Section 23.6.

     "UNAVOIDABLE DELAYS" means delays due to strikes, lockouts, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, PROVIDED THAT lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease.

     "UNSUITABLE FOR ITS PRIMARY INTENDED USE" means a state of condition of the Property such that in the good faith judgment of Landlord, reasonably exercised, the Property cannot be operated on a commercially practicable basis for its Primary Intended Use.

     2.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Lease:

          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Lease.

          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Lease nor shall they affect its meaning, construction or effect.

          (d) "Including" and variants thereof shall be deemed to mean "including without limitation."

          (e) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles then in effect.

          (f) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Lease and have participated in the preparation of this Lease, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Lease or any exhibits hereto.

                                      ARTICLE 3
                                         TERM

     3.1 INITIAL TERM. The Initial Term shall commence on the Commencement Date and shall terminate on the last day of the fortieth (40th) full Fiscal Quarter following the Commencement Date.

     3.2 FIRST EXTENSION OPTION. Provided that a majority of the common stock of Pledgor or a substantial portion of its assets have not been sold, transferred or conveyed to an entity other than Landlord or a Landlord affiliate entity,(the "Renewal Condition"),

Tenant shall have the right to extend the Initial Term of this Lease two (2) consecutive times for a period of five (5) years each (each such extension, an "Extended Term"). Tenant may exercise its option for an Extended Term solely by giving written notice at least one hundred eighty (180) days prior to the termination of the then-current term. Pledgor shall be entitled to exercise these options only if at the time of the giving of such notice, Tenant is then the lessee of the Property pursuant to this Lease, the Renewal Conditions has been met, and at the time of the commencement of the applicable Term or Extended Term no Event of Default shall then exist. During the Extended Term, all of the terms and conditions of this Lease shall remain in full force and effect, as the same may be amended, supplemented or modified. Notwithstanding anything else contained herein, if a majority of the common stock of Pledgor or a substantial portion of its assets are sold to an entity other than Landlord, the Lease will terminate at the end of the Initial Term.

     3.3 SECOND EXTENSION OPTION. Provided that at the end of the second Extended Term of the Lease, (i) Landlord has not formed an affiliate entity in the business of managing golf course operations, and (ii) a majority of the common stock of Pledgor or a substantial portion of its assets have not been sold, transferred, or conveyed to an entity other than Landlord or a Landlord affiliate entity, Tenant shall have the right to purchase an extension of the Term of this Lease for a period of ten (10) years for either (i) $500,000 cash; or (ii) additional Percentage Rent of five percent (5%), such that the Percentage Rent shall be increased to forty-five percent (45%) of the positive difference, if any, between the current year's Gross Golf Revenue and the Gross Golf Revenue for the Base Year, prorated for any partial periods.

     3.4 RIGHT OF FIRST OFFER TO LEASE. Upon the expiration of the Lease Term and provided that Tenant has exercised each Extended Term and no Event of Default then exists beyond any applicable notice and cure period, Tenant shall have a right of first offer ("Tenant's Right of First Offer to Lease") to lease the Property upon the same terms and conditions as Landlord, at its election, intends to offer to lease the Property to a third party. Tenant shall be entitled to exercise Tenant's Right of First Offer to Lease only if at the time of the giving of such notice and at the time of the commencement of the applicable term no Event of Default shall then exist and only if Landlord elects to lease the Property at the expiration of the Lease Term. Not more than nine
(9) months and not less than three (3) months prior to the expiration of the Lease Term, Landlord shall, if applicable, give Tenant written notice of its intent to lease the Property and shall indicate the terms and conditions upon which Landlord intends to lease the Property. Tenant shall thereafter have a period of thirty (30) days to elect by unequivocal written notice to Landlord to lease the Property on the same terms and conditions as Landlord intends to offer to a third party; provided prior to Tenant's acceptance Landlord shall retain the right to elect not to lease the Property by giving Tenant written notice thereof. If Tenant elects not to lease the Property, then Landlord shall be free to lease the Property to a third party. However, if the Base
Rent for such proposed lease is reduced by five percent (5%) or more as compared to the Base Rent included in the lease that Tenant rejected, then Landlord shall again offer Tenant the right to acquire the Property upon the same terms and conditions, provided that Tenant shall have only fifteen (15) days to accept such offer.

     3.5 LANDLORD'S RIGHT TO PURCHASE REMAINING LEASE TERM. If either (i) a majority of the common stock of Pledgor or a substantial portion of its assets are sold, transferred or conveyed to an entity other than Landlord or a Landlord affiliate entity and five (5) years have passed since the Commencement Date, or
(ii) the Initial Term of the Lease has expired, Landlord or its designee shall have the right at any time thereafter to purchase the remaining Term of the Lease from Tenant at the following purchase price: the stabilized value of Tenant's cash flow from Tenant's prior Fiscal Year inclusive of management fees multiplied by the number of years remaining on the Lease (calculated to the nearest month), including credit for the First Extension Option, discounted at 12% per annum. In order to exercise such right, Landlord shall provide written notice of its intention to purchase the Lease and the parties shall work together in good faith to effectuate the sale within fifteen (15) days after such notice is provided to Tenant. Upon Landlord's purchase of the Lease from Tenant in this manner, all of the Pledged Shares and other collateral securing the Lease shall be released to Tenant.





                                      ARTICLE 4
                                         RENT

     4.1 RENT. Tenant will pay to Landlord, in lawful money of the United States of America, Rent during the Initial Term or any Extended Term. Payments of Base Rent shall be paid monthly, on the twenty-fifth (25th) day of each month in arrears, at Landlord's address set forth in Section 28.9 or at such other place or to such other Person as Landlord from time to time may designate in writing. The first monthly installment shall be prorated as to any partial month. If any payment owing hereunder shall otherwise be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. Tenant shall receive a credit against Rent (or be paid directly, at Landlord's option) for any operating expense credits or operating revenues credited to Landlord pursuant to the Agreement which are applicable to any period in the Lease Term (E.G., credit for real property taxes, membership dues, sublease rents, etc.) and conversely Tenant shall reimburse Landlord for any operating expenses paid for by Landlord pursuant to the Agreement which are the responsibility of Tenant hereunder.

     4.2 INCREASE IN INITIAL BASE RENT. Beginning on the date (the "Adjustment Date") that is the first day of the first Fiscal Quarter commencing after the one (1) year anniversary of the Commencement Date, and on each Adjustment Date thereafter through and including the fourth (4th) Adjustment Date, the Annual Base Rent will increase by the lesser of (i) three percent (3%) of the Annual Base Rent payable for the immediately preceding year, or (ii) two hundred percent (200%) of the change in CPI from the immediately preceding fiscal year (the "Base Rent Escalator"); provided the July 1, 1999 increase shall be pro rated for the number of days in the Lease Term in the second quarter of 1998 divided by 365 and multiplied by the applicable Base Rent Escalator. In addition, if the Annual Base Rent is increased as provided in Section 4.5, then the Base Rent Escalator shall continue to apply to each of the five (5) years following such increase, with the increase effective on the anniversary of the increase in Base Rent as provided in Section 4.5 in lieu of increases on January of each year.

     4.3 PERCENTAGE RENT. In addition to Base Rent, Tenant shall pay Percentage Rent as provided herein. Beginning in the first year of the Initial Term and continuing for the Initial Term and any Extended Term, Tenant shall calculate the Gross Golf Revenue for each Fiscal Quarter (or shorter period, if applicable) within twenty (20) days of the end of such Fiscal Quarter (or shorter period, if applicable) and submit such calculation in writing to Landlord by way of an Officer's Certificate. If the Gross Golf Revenue for that Fiscal Quarter (or shorter period, if applicable) is greater than the Gross Golf Revenue for the same Fiscal Quarter (or shorter period, if applicable) in the Base Year (and, following the Fiscal Quarter ending March 31, on a year-to-date basis), then Tenant shall pay to Landlord the Percentage Rent upon submittal of the Officer's Certificate. The Percentage Rent payable in any period in any Fiscal Year shall be adjusted to reflect the Percentage Rent paid on a year-to-date cumulative basis for the Fiscal Year (pro rated for any partial periods) and the limits set forth in the next two sentences on a pro rated basis. The increase in Rent resulting from the payment of Percentage Rent (together with any increase in Base Rent pursuant to Section 4.2) payable, if any, during each of the first five (5) full Fiscal Years of the Initial Term shall be limited to six percent (6%) of the Rent payable for the prior Fiscal Year. Tenant shall receive a credit against the payment of Percentage Rent in an amount equal to the increase in the Base Rent over the Initial Base Rent.

     4.4 ANNUAL RECONCILIATION OF PERCENTAGE RENT. Within sixty (60) days after the end of each Fiscal Year, or after the expiration or termination of this Lease, Tenant shall deliver to Landlord an Officer's Certificate setting forth
(i) the Gross Golf Revenue for the Fiscal Year just ended, and (ii) a comparison of the amount of the Percentage Rent actually paid during such Fiscal Year versus the amount of Percentage Rent actually owing on the basis of the annual calculation of the Gross Golf Revenue. If the Percentage Rent for such Fiscal Year exceeds the sum of the quarterly payments of Percentage Rent previously paid by Tenant, Tenant shall pay such deficiency to Landlord along with such Officer's Certificate. If the Percentage Rent for such Fiscal Year is less than the amount of Percentage Rent previously paid by Tenant, Landlord shall, at Landlord's option, either (i) remit to Tenant its check in an amount equal to such difference, or (ii) grant Tenant a credit against the payment of Rent next coming due. Landlord shall have the right to audit all of Tenant's business operations at the Property so as to determine the calculation of Percentage Rent as provided in Section 12.6.

     4.5 INCREASE IN BASE RENT FOLLOWING CONVERSION DATE. For the Fiscal Year in which the Conversion Date occurs only as a result of the election by Tenant to receive Owner's Shares in the Partnership as a Contingent Purchase Price for the contribution of the Property, the Annual Base Rent shall be increased, effective as of the date the additional Owner's Shares are issued to the Transferor, to an amount equal to the Adjusted Net Operating Income.

     4.6 RECORD-KEEPING. Tenant shall utilize an accounting system for the Property in accordance with its usual and customary practices and in accordance with GAAP approved by Landlord, which will accurately record all Gross Golf Revenue. Tenant shall retain all accounting records for each Fiscal Year conforming to such accounting system until at least five (5) years after the expiration of such Fiscal Year.

     4.7 ADDITIONAL CHARGES. In addition to the Base Rent and Percentage Rent,
(a) Tenant shall also pay and discharge when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) above, Tenant shall also pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the "Additional Charges"). Except as otherwise provided in this Lease, all Additional Charges shall become due and payable at the earlier of (i) thirty (30) days after either Landlord or the applicable third party delivery of an invoice to Tenant, or (ii) the date of delinquency with respect to Impositions.

     4.8 LATE PAYMENT OF RENT. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Percentage Rent or Additional Charges will cause Landlord to incur costs not contemplated under the terms of this Lease, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Property and other expenses of a similar or dissimilar nature. Accordingly, if any installment of Base Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) days after the date such payment is due, Tenant will pay Landlord on demand, as Additional Charges, a late charge equal to five percent (5%) of such installment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant and is not a penalty. In addition, if any installment of Base Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) days after the due date with respect to Base Rent or Percentage Rent or delivery of an invoice to Tenant with respect to the Additional Charge, the amount unpaid shall bear interest, from such due date to the date of payment thereof, computed at the Overdue Rate on the amount of such installment, and Tenant will pay such interest to Landlord as Additional Charges. The acceptance of any late charge or interest shall not constitute a waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

     4.9 NET LEASE; CAPITAL REPLACEMENT RESERVE. This Lease shall be a triple net lease and Rent shall be payable to Landlord without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, determent, deduction or defense, except as expressly provided herein, so that this Lease shall yield to Landlord the full amount of the installments of Base Rent, Percentage Rent and Additional Charges throughout the Term. Without limiting the foregoing, Tenant shall pay to Landlord on a monthly basis along with Base Rent, as additional rent, an amount equal to one-twelfth (1/12) of the Capital Replacement Reserve. Such amounts shall be subject to reconciliation at the end of each Fiscal Quarter and at the end of each Fiscal Year.

     4.10 ALLOCATION OF REVENUES. In the event that individuals or groups purchase for a single price items which are both included and excluded from Gross Golf Revenue (E.G., green fees and dinner), then Tenant agrees that revenues shall be allocated to Gross Golf Revenue in a reasonable manner consistent with the historical allocation of such revenues.

     4.11 WORKING CAPITAL LINE. Landlord shall provide a working capital line to Tenant in an amount of up to $125,000 ("Working Capital Line"), the proceeds of which shall be used by Tenant for working capital and capital improvements on the Property, and prior to Landlord disbursing any such proceeds, Tenant shall rquest an advance under the Working Capital Line with at least 5 business days notice and Tenant shall provide documentation to Landlord satisfactory to Landlord supporting such request for advance. Payments on the Working Capital Line by Tenant shall be capitalized and become Rent payable under the Lease.

                                      ARTICLE 5
                                   SECURITY DEPOSIT

     5.1 PLEDGE OF PLEDGOR'S SHARES. On or prior to the Commencement Date, Tenant shall cause the Pledge Agreement to be executed for the benefit of Landlord.

     5.2 OBLIGATION TO WITHHOLD DISTRIBUTIONS. Notwithstanding the above provisions, if the Net Operating Income for the Property falls below the coverage ratio set forth in Section 2(a) of EXHIBIT D-1 to the Pledge Agreement, at any time following the release of any Pledged Shares (or security deposit held by Landlord in lieu thereof), then Tenant shall thereafter retain, and not make cash distributions (except as may be necessary to pay any applicable taxes) to its shareholders, partners or members, as applicable, until such time as Tenant has accumulated six (6) months of Base Rent at the then current level. Cash distributions may be made at such time as Tenant shall have again satisfied such coverage ratios for two (2) consecutive Fiscal Years. Tenant shall provide Landlord with such documentation, including Officer's Certificates and financial statements, within forty-five (45) days after the end of each Fiscal Quarter as are necessary to establish Tenant's compliance with the foregoing requirements.

     5.3 CROSS-COLLATERAL. The Pledged Shares shall also secure Tenant's or Tenant's Affiliates obligations under each of the leases for the Other Leased Properties and all collateral securing Tenant's or Tenant's Affiliates' obligations under each of the leases related to the other Leased Properties shall secure this Lease. Tenant agrees to execute amendments to existing collateral documents with Landlord to effectuate such cross-collateralization.

     5.4 LANDLORD'S LIEN. To the fullest extent permitted by applicable law, Landlord is granted a lien and security interest on all of Tenant's personal property now or hereafter located on the Property, and such lien and security interest shall remain attached to Tenant's personal property until payment in full of all Rent and satisfaction of all of Tenant's obligations hereunder; provided, however, Landlord shall subordinate its lien and security interest only to that of any third party lender or seller which finances Tenant's personal property, the terms and conditions of such subordination to be satisfactory to Landlord in its reasonable discretion. Tenant shall, upon the request of Landlord, execute such financing statements or other documents or instruments reasonably requested by Landlord to perfect the lien and security interests herein granted.

     5.5 COLLATERAL CONVERSION AND TERMINATION PAYMENT. At the end of the Initial Term, if the average trade price of the common stock of Pledgor valued at the close of the last trading day of each month during the previous one (1) year does not exceed $2.00 per share, Tenant will convert the number of remaining Pledged Shares to Owner's Shares, cash or other security to be approved by Landlord. On the Expiration Date, unless each option for an Extended Term is exercised, Tenant shall pay to Landlord the Termination Payment, if any, provided the maximum Termination Payment shall equal the amounts in the Security Fund (as defined in the Pledge Agreement) then held by Landlord and shall be payable solely from the proceeds thereof. For purposes of calculating the Termination Payment, the Pledged Shares shall have a value deemed to equal the average closing share price of common stock of Pledgor for the five (5) day period prior to the Expiration Date.

                                      ARTICLE 6
                                     IMPOSITIONS

     6.1 PAYMENT OF IMPOSITIONS. Subject to Section 6.3 and Section 17.9, Tenant will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. All payments of Impositions shall be subject to Tenant's right of contest pursuant to the provisions of Article 14. Upon request, Tenant shall promptly furnish to Landlord copies of official receipts, if available, or other satisfactory proof evidencing such payments, such as canceled checks

     6.2 INFORMATION AND REPORTING. Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has actual knowledge, but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions. Landlord and Tenant shall, upon reasonable request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Property as may be necessary to prepare any required returns and reports. In the event any applicable governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Each party, to the extent it possesses the same, will provide the other party, upon reasonable request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.

     6.3 PRORATIONS. Impositions imposed in respect of the tax-fiscal period during which the Lease commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such commencement or termination, and Tenant's obligation to pay its prorated share thereof shall survive such termination. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may elect to pay in installments, in which event Tenant shall pay all installments (and any accrued interest on the unpaid balance of the Imposition) that are due during the Term hereof before any fine, penalty, premium, further interest or cost may be added thereto.

     6.4 REFUNDS. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Article 17.

     6.5 UTILITY CHARGES. Tenant shall pay or cause to be paid prior to delinquency charges for all utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, effluent, communication and all other utilities used in the Property during the Term.

     6.6 ASSESSMENT DISTRICTS. Landlord shall not voluntarily consent to or agree in writing to (i) any special assessment or (ii) the inclusion of any material portion of the Leased Property into a special assessment district or other taxing jurisdiction unless Tenant shall have consented thereto, which consent shall not be unreasonably withheld or unless Landlord agrees to pay the cost thereof.

     6.7 ADDITIONAL IMPOSITIONS. As of the Commencement Date, Transferor is conveying its interest in the following permits and agreements to Landlord: (1) State of Florida Department of Transportation Utility Permit No. TP-08-U-001-96 dated May 3, 1996 and Purchase Agreement dated August 22, 1995; (ii) three (3) construction permits, numbers 406795.03, 406795.04, and 406795.5 and an Individual Water Use Permit No. 250755.04 dated August 26, 1997, having an expiration date of August 26, 2003 issued by Southwest Florida Water Management District; (iii) Sewer Service Agreement dated January 25, 1994 with Hernando County Water and Sewer District recorded in O.R. Book 986, Page 0388, Public Records of Hernando County, Florida and Water and Sewer Service Agreement dated September 26, 1989, recorded in O.R. Book 759, Page 1304, Public Records of Hernando County, Florida, including all amendments and related documents; and
(iv) Agreement dated January 8, 1998 between Transferor and Silverthorn/Hernando Homeowners' Association, Inc. (collectively, all of the foregoing shall be referred to herein as the "Assumed Permits and Agreements"). Tenant acknowledges that it has reviewed the Assumed Permits and Agreements. During the term of the Lease, Tenant agrees to assume all Landlord's payment and performance obligations under the Assumed Permits and Agreements.

                                      ARTICLE 7
                                    TENANT WAIVERS

     7.1 NO TERMINATION ABATEMENT, ETC. Subject to Article 21 and except as otherwise specifically provided in this Lease, and except for those causes resulting from the willful misconduct or gross negligence of Landlord or any person whose claim arose under Landlord, (i) Tenant, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate the same, nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent by reason of, and (ii) the respective obligations of Landlord and Tenant shall not be otherwise affected by reason of:

          (a) any damage to, or destruction of, any Property or any portion thereof from whatever cause or any taking of the Property or any portion thereof;

          (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Property, or any portion thereof, the interference with such use by any Person, or by reason of eviction by paramount title;

          (c) any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties;

          (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or

          (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law.

     Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (i) to modify, surrender or terminate this Lease or quit or surrender the Property or any portion thereof, or (ii) to entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

     7.2 CONDITION OF THE PROPERTY. Tenant acknowledges receipt and delivery of possession of the Property and that Tenant has examined and otherwise has knowledge of the condition of the Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Regardless, however of any inspection made by Tenant of the Property and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Property "as is" in its present condition. Tenant waives and releases any claim or cause of action against Landlord with respect to the condition of the Property including any defects or adverse conditions latent or patent, matured or unmatured, known or unknown by Tenant or Landlord as of the date hereof. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION,
(viii) USE, (ix) CONDITION,

(x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY,
(xiv) OPERATION, (xv) THE EXISTENCE OF ANY MATERIAL OR (xvi) COMPLIANCE OF THE PROPERTY WITH ANY LAW (INCLUDING ENVIRONMENTAL LAWS) OR LEGAL REQUIREMENTS. TENANT ACKNOWLEDGES THAT THE PROPERTY IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PROPERTY HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE PROPERTY OF ANY NATURE, WHETHER LATENT OR PATENT, AS BETWEEN LANDLORD AND TENANT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 7.2 HAVE BEEN NEGOTIATED AND REVIEWED BY TENANT'S LEGAL COUNSEL, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

     Tenant represents to Landlord that Tenant has examined the title to the Property prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (A) fee simple title, except where the Property is held under a ground lease, (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Property as provided herein, (B) to Tenant's knowledge the Improvements conform to all material Legal Requirements and all material Insurance Requirements, and (C) all easements necessary or appropriate for the use or operation of the Property have been obtained.

                                      ARTICLE 8
                       OWNERSHIP OF TANGIBLE PERSONAL PROPERTY

     8.1 PROPERTY. Tenant acknowledges that (i) the Property has been transferred to Landlord and leased to Tenant, (ii) the Property is the property of Landlord and (iii) that Tenant has only the right to the use of such Property during the Term of and upon the terms and conditions of this Lease.

     8.2 TENANT'S PERSONAL PROPERTY. Tenant shall maintain all of the Property, whether initially included in the Lease or thereafter acquired by Landlord or Tenant, in good condition and repair, normal wear and tear excepted. Upon the loss, destruction or obsolescence of any Tangible Personal Property, Tenant shall replace such property with replacements of the same type and quality as initially in place, which such property will be owned by Tenant except to the extent acquired with funds from the Capital Replacement Fund ("Tenant's Personal Property"). Upon the expiration or sooner termination of this Lease, the Tenant's Personal Property shall transfer to Landlord without requirement of any bill of sale or assignment; provided Landlord, at its election, may require Tenant to execute such documentation as Landlord may require to evidence such transfer. Tenant shall not remove any Tangible
Personal Property from the Property upon termination of the Lease. If any of such Tangible Personal Property is stored away from the Property, Tenant will provide Landlord with proper access to the storage facility.

     8.3 TENANT'S OBLIGATIONS. Tenant shall provide and maintain, or cause to be provided and maintained, during the entire term of the Lease, all Tangible Personal Property, as well as merchandise for sale to the public, and food and beverage, as shall be necessary in order to operate the Property in compliance with (a) all applicable Legal Requirements, (b) customary practices in the golf industry, (c) past practices of the Transferor, and (d) such other reasonable requirements imposed by Landlord from time to time.

     8.4 LANDLORD'S WAIVERS. Any lessor of Tenant's Personal Property may, upon notice to Landlord and during reasonable hours, enter the Property and take possession of any of Tenant's Personal Property without liability for trespass or conversion upon a default by Tenant, provided that such lessor provide Landlord with the opportunity to cure the defaults of Tenant on terms and conditions satisfactory to such lessor and Landlord.

                                      ARTICLE 9
                                   USE OF PROPERTY

     9.1 USE. After the Commencement Date and during the Term, Tenant shall use or cause to be used the Property and the improvements thereon for its Primary Intended Use. Tenant shall not use the Property or any portion thereof for any other use without the prior written consent of Landlord, in Landlord's absolute discretion. No use shall be made or permitted to be made of the Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Property or any part thereof, nor shall Tenant sell or otherwise provide to patrons, or permit to be kept, used or sold in or about the Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Property and Tenant's Personal Property.

     9.2 SPECIFIC PROHIBITED USES. Tenant shall not use or occupy or permit the Property to be used or occupied, nor do or permit anything to be done in or on the Property, in a manner which would (i) violate or fail to comply with any law, rule or regulation or Legal Requirement, (ii) subject to Article 12, cause structural injury to any of the Improvements or (iii) constitute a public or private nuisance or waste. Tenant shall not allow any Hazardous Material to be located in, on or under the Property, or any adjacent property, or incorporated in the Property or any improvements thereon except in compliance with applicable law (including any Environmental Laws). Tenant shall not allow the Property to be used as a landfill or a waste disposal site, or a manufacturing, distribution or disposal facility for any Hazardous Materials. Tenant shall neither suffer nor permit the Property or any portion thereof, including Tenant's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Landlord's title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Property or any portion thereof, or (iii) is in material violation of any applicable Environmental Law.

     9.3 MEMBERSHIP SALES. Tenant shall not sell and/or classify or reclassify memberships, or set initiation fees, dues and other charges or materially increase or decrease the number of memberships available at the Property, except as follows:

          (a) in accordance with Transferor's past practice, as reasonably approved by Landlord, or

          (b) membership plans and fees proposed by Tenant and approved by Landlord, in Landlord's reasonable discretion.

     9.4 LANDLORD TO GRANT EASEMENTS, ETC. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense (but subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed): (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Property; (iii) dedicate or transfer unimproved portions of the Property for road, highway or other public purposes; (iv) execute petitions to have the Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Property; and
(vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Property), but only upon delivery to Landlord of an Officer's Certificate (which Officer's Certificate, if contested by Landlord, shall not be binding on Landlord) stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Tenant on the Property and does not reduce its value or usefulness for the Primary Intended Use. Landlord shall not grant, release, dedicate or execute any of the foregoing items in this Section 9.4 without obtaining Tenant's approval, which approval shall not be unreasonably withheld or delayed.

     9.5 TENANT'S ADDITIONAL COVENANTS. Tenant shall (a) join the Advisory Association and cooperate in the activities of such association; (b) at its election, engage in reasonable cross-marketing endeavors with the members of the Advisory association; and (c) at its election, provide signage on the Property which references that the Property is owned by Landlord, which signage may include an appropriate logo selected by Landlord. In addition, it is the intent of the parties that Tenant be a single-purpose entity with no business operations except for those related solely to the operation of the Property for its Primary Intended Use and other property of Landlord which may be leased to Tenant. Tenant shall, therefore, not engage in or undertake any activities other than those respecting the operation of the Property for its Primary Intended Use, including leasing, managing, and operating golf courses in accordance with this Lease.

     9.6 VALUATION OF REMAINDER INTEREST IN LEASE. Tenant hereby represents that, at the end of the Term, including all Extended Terms, it expects that the Land and each of the Improvements will have a fair market value (determined without regard to any increase or decrease for inflation or deflation during the
Term) equal to at least twenty percent (20%) of the fair market value of the Land and each of the Improvements at the Commencement Date. Tenant further represents that, at the end of the Term, including all Extended Terms, it expects that the Land and each of the Improvements will have a remaining useful life equal to at least twenty percent (20%) of its expected useful life at the Commencement Date.

                                      ARTICLE 10
                                 HAZARDOUS MATERIALS

     Except as specifically set forth in that certain Phase I Environmental Site Assessment of the Property dated May 19, 1998, prepared by Dale E. Cronwell, P.E. Project Manager of Coastal Engineering Associates, Inc., Tenant hereby represents, warrants, and covenants to Landlord as follows:

     10.1 OPERATIONS.   Except as set forth in the Agreement, and to the best of
knowledge of Tenant, the Property is presently operated in compliance in all material respects with all Environmental Laws.

     10.2 REMEDIATION. Except as set forth in the Agreement, and to the best knowledge of Tenant, there are no Environmental Laws requiring any material remediation, cleanup, repairs or construction (other than normal maintenance) with respect to the Property.

     10.3 VIOLATIONS: ORDERS. Except as set forth in the Agreement, and to the best knowledge of Tenant, (a) no notices of any violation or alleged violation of any Environmental Laws relating to the Property or its uses have been received by either Tenant, or, to the best knowledge of Tenant, by any prior owner, operator or occupant of the Property, and (b) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Property.

     10.4 PERMITS. Except as set forth in the Agreement, all material permits and licenses required under any Environmental Laws in respect of the operations of the Property have been obtained or are in the process of being obtained, and Tenant shall be in compliance, in all material respects, with the terms and conditions of such permits and licenses.

     10.5 REPORTS. All material reports of environmental surveys, audits, investigations and assessments relating to the Property in the possession or control of Tenant, Transferor or their Affiliates are set forth or described in the Agreement.

     10.6 REMEDIATION. If Tenant becomes aware of the presence of any Hazardous Material in a quantity sufficient to require remediation or reporting under any Environmental Law in, on or under the Property or if Tenant, Landlord, or the Property becomes subject to any order of any federal, state or local agency to investigate, remove, remediate, repair, close, detoxify, decontaminate or otherwise clean up the Property, Tenant shall, at its sole expense, but subject to the last sentence of Section 10.7, carry out and complete any required investigation, removal, remediation, repair, closure, detoxification, decontamination or other cleanup of the Property. If Tenant fails to implement and diligently pursue any such repair, closure, detoxification, decontamination or other cleanup of the Property in a timely manner, Landlord shall have the right, but not the obligation, to carry out such action and to recover its costs and expenses therefor from Tenant as Additional Charges.

     10.7 TENANT'S INDEMNIFICATION OF LANDLORD. Tenant shall pay, protect, indemnify, save, hold harmless and defend Landlord, the Company, Affiliates of the Company and Landlord (including, without limitation, their respective officers, directors and controlling persons), and any Facility Mortgagee from and against all liabilities, obligations, claims, damages (including punitive or consequential damages), penalties, causes of action, demands, judgments, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord or the Property by reason


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

of any Environmental Law (irrespective of whether there has occurred any violation of any Environmental law) in respect of the Property howsoever arising, without regard to fault on the part of Tenant, including (a) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit to any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law, (b) liability for costs and expenses of abatement, investigation, removal, remediation, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any Environmental Law, (c) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, or
(d) by reason of a breach of a representation or warranty in Sections 10.1 through 10.5 of this Lease. Notwithstanding the foregoing or any other provision of this Lease (including, without limitation, Section 7.2, Section
10.9 and Article 23),Tenant shall not be liable, or otherwise be required to indemnify Landlord or the Company or any Affiliates of the Company for (i) any matters or events that arise after the Commencement Date that are not caused by any act or omission on the part of Tenant, or (ii) any matters or events that arise after the Commencement Date that are directly caused by a breach by Landlord of the terms of this Lease.

     10.8 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Tenant's obligations and/or liability under this Article 10 arising during the Term hereof shall survive any termination of this Lease.

     10.9 ENVIRONMENTAL VIOLATIONS AT EXPIRATION OR TERMINATION OF LEASE. Notwithstanding any other provision of this Lease (except the last sentence of Section 10.7), if, at a time when the Term would otherwise terminate or expire, a violation of any Environmental Law has been asserted by Landlord and has not been resolved in a manner reasonably satisfactory to Landlord, or has been acknowledged by Tenant to exist or has been found to exist at the Property or has been asserted by any governmental authority and Tenant's failure to have completed all action required to correct, abate or remediate such a violation of any Environmental Law materially impairs the leasability of the Property upon the expiration of the Term, then, at the option of Landlord, the Term shall be automatically extended with respect to the Property beyond the date of termination or expiration and this Lease shall remain in full force and effect under the same terms and conditions beyond such date with respect to the Property until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) 12 months beyond such expiration or Termination date; PROVIDED, that Tenant may, upon any such extension of the Term, terminate the Term by paying to

Landlord such amount as is necessary in the reasonable judgment of Landlord to complete or perform such remedial action.

                                      ARTICLE 11
                                MAINTENANCE AND REPAIR

     11.1 TENANT'S OBLIGATIONS. Tenant, at its expense, will operate and maintain the Property in good order, repair and appearance (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of the Property or any portion thereof) and in accordance with any applicable Legal Requirements, and, except as otherwise provided in
Article 15, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Tenant shall operate and maintain the Property in accordance with the operation and maintenance practices of the Property at the Commencement Date and otherwise in a manner comparable to other comparable golf course facilities in the vicinity of the Property, including without limitation storm water improvements and drainage retention areas on the Property, to the extent Landlord is responsible to maintain such storm water improvements and drainage retention areas. Landlord may consult with the Advisory Association from time to time with respect to Tenant's compliance with its maintenance and operation obligations under this Section 11.1, and Landlord and representatives of Advisory Association shall have the right from time to time to enter the Property for the purpose of inspecting the Property. If Landlord, in consultation with the Advisory Association, determines that Tenant has failed to comply with its maintenance and operation obligations under this Section 11.1, Landlord shall provide written notice to Tenant setting forth a list of remedial work and/or steps to be performed by Tenant. Tenant shall promptly and diligently perform such remedial work and/or steps as recommended by Landlord, provided if Tenant objects to one or more of the remedial obligations proposed by Landlord, then the matter shall be submitted to the dispute resolution procedure set forth in Section 12.7. Tenant will not take or omit to take any action the taking or omission of which could reasonably be expected to impair the value or the usefulness of the Property or any part thereof for its Primary Intended Use.

     11.2 WAIVER OF STATUTORY OBLIGATIONS. Landlord shall not under any circumstances be required to build or rebuild any improvements on the Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

     11.3 MECHANIC'S LIENS. Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i)constituting the consent or request of Landlord expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Property or any part thereof; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, in either case, in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Property, or any portion thereof.

     11.4 SURRENDER OF PROPERTY. Unless the Lease shall have been terminated pursuant to the provisions of Article 15, Tenant shall, upon the expiration or prior termination of the Term, vacate and surrender the Property to Landlord in the condition in which the Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Property in good order and repair during the entire Term of the Lease).

                                      ARTICLE 12
         TENANT IMPROVEMENTS; SUBMITTAL OF BUDGETS; FINANCIAL STATEMENTS

     12.1 TENANT'S RIGHT TO CONSTRUCT. Subject to the prior written approval of Landlord in its reasonable discretion, during the Lease Term Tenant may make alterations, additions, changes and/or improvements to the Property (individually, a "Tenant Improvement", and collectively, "Tenant Improvements"). Any such Tenant Improvement shall be made at Tenant's sole expense and shall become the property of Landlord upon termination of this Lease. Unless made on an emergency basis to prevent injury to Person or property, Tenant will submit plans and specifications for any Tenant Improvements, in the form necessary for any required building permits, to Landlord for Landlord's prior written approval, such approval not to be unreasonably withheld or delayed.
     Upon approval by Landlord:

          (a) Tenant shall diligently seek all governmental approvals and any other necessary private approvals

     (E.G.,ground lessor, mortgagee, etc.) relating to the construction of any Tenant Improvement; and

          (b) once Tenant begins the construction of any Tenant
     Improvement, Tenant shall diligently prosecute any such Tenant Improvement to completion in accordance with applicable insurance requirements and the laws, rules and regulations of all governmental bodies or agencies having jurisdiction over the Property; and

          (c) Tenant shall not suffer or permit any mechanics' liens or any other claims or demands arising from the work of construction of any Tenant Improvement to be enforced against the Property or any part thereof, and Tenant agrees to hold Landlord and the Property free and harmless from all liability from any such liens, claims or demands, together with all costs and expenses in connection therewith; and

          (d) all work shall be performed in a good and workmanlike manner.

     12.2 SCOPE OF RIGHT. Subject to Section 12.1, at Tenant's cost and expense, Tenant shall have the right to:

          (a) seek any governmental approvals, including building permits, licenses, conditional use permits and any certificates of need that Tenant requires to construct any Tenant Improvement;

          (b) erect upon the Property such Tenant Improvements as Tenant deems desirable; and

          (c) engage in any other lawful activities that Tenant determines are necessary or desirable for the development of the Property in accordance with its Primary Intended Use.

     12.3 COOPERATION OF LANDLORD. Landlord shall cooperate with Tenant and take such actions, including the execution and delivery to Tenant of any applications or other documents, reasonably requested by Tenant in order to obtain any governmental approvals sought by Tenant to construct any Tenant Improvement approved by Landlord in accordance with Section 12.1 of this Lease within ten
(10) Business Days following the later of (a) the date Landlord receives Tenant's request, or (b) the date of delivery of any such application or document to Landlord, so long as the taking of such action, including the execution of said applications or documents, shall be without cost to Landlord (or if there is a cost to Landlord, such cost shall be reimbursed by Tenant), and will not cause Landlord to be in violation of any law, ordinance or regulation.

     Landlord shall have the right at any time and from time to time to post and maintain upon the Property such notices as may be necessary to protect Landlord's interest from mechanics' liens, materialmen's liens or liens of a similar nature.

     12.4 CAPITAL REPLACEMENT FUND. Solely from the payment of additional rent received pursuant to Section 4.9 of this Lease, Landlord shall be obligated to accrue the Capital Replacement Reserve. The Capital Replacement Reserve shall accrue quarterly based on the Officer's Certificate and shall be placed in the Capital Replacement Fund. Amounts in the Capital Replacement Fund from time to time shall be deemed to accrue interest at a money market rate as reasonably determined by landlord and such interest shall be credited to the Capital Replacement Fund. Upon the written request by Tenant to Landlord stating the specific use to be made and subject to the reasonable approval of Landlord, the Capital Replacement Fund shall be made available to Tenant for Capital Expenditures; PROVIDED, HOWEVER, no portion of amounts credited to the Capital Replacement Fund shall be used to purchase property to the extent that doing so would cause Landlord to recognize income other than "rents from real property" as defined in Section 856(d) of the Code. Tenant shall have no rights with respect to any amounts in the Capital Replacement Fund except as provided herein. Subject to Landlord's approval of the Capital Expenditures, Landlord shall make available to Tenant amounts from the Capital Replacement Fund under the following conditions:

          (a)  No Event of Default exists and is continuing;

          (b) Tenant presents paid qualifying receipts for reimbursement, or qualifying invoices for direct payment to the vendor;

          (c) Such expenditures are included in the Capital Budget submitted to and approved by Landlord in accordance with Section 12.7; and

          (d) If from time to time Tenant shall expend monies beyond the balance in the Capital Replacement Fund, then Tenant shall be afforded the opportunity to present such paid invoices for reimbursement at later dates when the Tenant's reserve balance shall be replenished to a level that can support such expenditure.

     12.5 RIGHTS IN TENANT IMPROVEMENTS. All Tenant Improvements shall be the property of Landlord. However, Tenant shall be entitled to all federal and state income tax benefits associated with any Tenant Improvement during the Lease Term exclusive of any

Capital Expenditures paid for from amounts credited to the Capital Replacement Fund, as to which Landlord shall be entitled all income tax benefits.

     12.6 LANDLORD'S RIGHT TO AUDIT CALCULATION OF GROSS GOLF REVENUE. Landlord, at its own expense except as provided hereinbelow, shall have the right from time to time directly or through its accountants to audit the information set forth in the Officer's Certificate referred to in Section 4.4 and in connection with such audits to examine Tenant's book and records with respect thereto (including supporting data, sales tax returns and Tenant's work papers). If any such audit discloses a deficiency in the payment of Percentage Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; PROVIDED, HOWEVER, that as to any audit that is commenced more than twelve (12) months after the date Gross Golf Revenue for any Fiscal Year is reported by Tenant to Landlord in the Officer's Certificate, the deficiency, if any, with respect to such Gross Golf Revenue shall bear interest as permitted herein only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Tenant. If any such audit discloses that the Gross Golf Revenue actually received by Tenant for any Fiscal Year exceeds the Gross Golf Revenue reported by Tenant in the Officer's Certificate by more than two percent (2%), then Tenant shall pay all reasonable costs of such audit and examination; provided Tenant shall have the right to submit the audit determination to arbitration in accordance with the procedures set forth in Article 28. Landlord shall also have the right to review and audit from time to time Tenant's business operations including all books, records and financial statements of Tenant. Tenant shall promptly provide to Landlord copies of all such books, records, financial statements or any other documentation of Tenant's business operations reasonably requested by Landlord.

     12.7 ANNUAL BUDGET. Not later than forty-five (45)days prior to the commencement of each Fiscal Year, Tenant shall prepare and submit to Landlord an operating budget (the"Operating Budget") and a capital budget (the "Capital Budget") prepared in accordance with the requirements of this Section 12.7 The Operating Budget and the Capital Budget (together, the"Annual Budget") shall be prepared in a form approved by Landlord for use throughout the Lease Term and show by quarter and for the year as a whole the following:

          (a)  Tenant's reasonable estimate of Gross Golf Revenue
     (including membership dues, daily use fees and other sources of Gross Golf Revenue) and other revenue for the forthcoming Fiscal Year itemized on schedules on a quarterly basis as approved by Landlord and Tenant, together with assumptions, in narrative form, forming the basis of such schedules.

          (b) An estimate of any amounts Landlord will be requested to provide for Capital Expenditures during the next four Fiscal Years, subject to the limitations set forth in Section 12 4.

          (c)  A cash flow projection.

          (d) A narrative description of any anticipated significant events, including, if requested by Landlord, a narrative description of any category of operating expenses that decrease or increase by five percent (5%) or more from the prior year's expenses.

          (e) Tenant's reasonable estimate for each Fiscal Quarter of the Percentage Rent to be paid for such quarter.

     Landlord shall have thirty (30) days after the date on which it receives the Annual Budget to review, approve or disapprove the Annual Budget. If the parties are not able to reach agreement on the Annual Budget for any Fiscal Year during landlord's thirty (30) day review period, the parties shall attempt in good faith during the subsequent thirty (30) day period to resolve any disputes, which attempts shall include, if requested by either party, at least one (1) meeting of executive-level officers of Landlord and Tenant and one (1) meeting with the directors of the Advisory Association. In the event the parties are still not able to reach agreement on the Annual Budget for any particular Fiscal Year after complying with the foregoing requirements of this Section 12.7, the parties shall adopt such portions of the Operating Budget and the Capital Budget as they may have agreed upon, and any matters not agreed upon shall be referred to a dispute resolution committee composed of three (3) members of the Advisory Association unaffiliated with Tenant and two (2) members of the board of directors of the Company. Such committee shall be responsible for resolving any such disagreement and the parties agree that the determination of such dispute resolution committee shall be binding on the parties. Pending the results of such resolution or the earlier agreement of the parties, (i) if the Operating Budget has not been agreed upon, the Property will be operated in a manner consistent with the prior year's Operating Budget until a new Operating Budget is adopted, and (ii) if the Capital Budget has not been agreed upon, no Capital Expenditures shall be made unless the same are set forth in a previously approved Capital Budget or are specifically required by Landlord or are otherwise required to comply with Legal Requirements or Insurance Requirements. Tenant shall operate the Property in a manner reasonably consistent with the Annual Budget.

     12.8 FINANCIAL STATEMENTS.

     (a) Tenant shall utilize, or cause to be utilized, an accounting system for the Property in accordance with its usual and customary practice, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain for at least five (5) years after the expiration of each Fiscal Year, reasonably adequate records conforming to such accounting system showing all data necessary to compute Percentage Rent. The books of account and all other records relating to or reflecting the operation of the Property shall be kept either at the Property or at Tenant's offices in Scottsdale, Arizona. Such books and records shall be available to Landlord and its representatives for examination, audit, inspection and transcription.

     (b) Tenant shall furnish to Landlord within thirty (30) days of the end of each Fiscal Quarter unaudited financial statements for the Fiscal Quarter and year to date, together with the same information for the comparable prior Fiscal Quarter and year to date, including the following: results of operations, balance sheet, statements of cash flows and statement of changes in owner's equity. If Landlord requests, Tenant shall provide reviewed financial statements for such Fiscal Quarter; provided, however, such review shall be at Landlord's expense. Each quarterly report shall also include a narrative explaining any deviation in any major revenue or expense category or operating expenses (by category) of more than ten percent (10%) from the amounts set forth on the Annual Budget, together with, if appropriate a revised Annual Budget, which budget shall be subject to Landlord's review and approval as provided in Section
12.7. Each quarterly report shall also forecast any projected Percentage Rent payable for the following Fiscal Quarter.

     (c)  For each Fiscal Year, Tenant shall deliver to Landlord within sixty
(60) days of the end of such Fiscal Year financial statements prepared in accordance with GAAP and audited by an independent accounting firm approved by Landlord, in its reasonable discretion. Notwithstanding the foregoing, Landlord shall only require audited financial statements of Gross Golf Revenue if Tenant's financial statements are not required to be separately stated by the Securities and Exchange Commission.

     (d) If requested by Landlord, Tenant will make available to Landlord and the Company and their respective lenders, underwriters, counsel, accountants and advisors such additional information and financial statements with respect to Tenant and the Property as Landlord may reasonably request without any additional cost to Tenant, and Tenant agrees to reasonably cooperate with Landlord and the Company in effecting public or private debt or equity financings by the Landlord or the Company, without any additional cost to Tenant, modifications to this Lease or the requirement of additional collateral from Tenant.

                                      ARTICLE 13
                     LIENS, ENCROACHMENTS AND OTHER TITLE MATTERS

     13.1 LIENS. Subject to the provisions of Article 14 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain, and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Property or any attachment, levy, claim or encumbrance emanating from Tenant's actions or negligence, not including, however:

          (a)  this Lease;

          (b) the matters, if any, that existed as of the Commencement Date, as set forth on the title policy received by Landlord;

          (c) restrictions, liens and other encumbrances which are consented to in writing by Landlord, or any easements granted pursuant to the provisions of Section 9.4 of this Lease;

          (d) liens for those taxes of Landlord which Tenant is not required to pay hereunder;

          (e)  subleases or licenses permitted by Article 23;

          (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 14;

          (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed (PROVIDED THAT such liens are in the process of being contested as permitted by Article 14) or not yet due; and

          (h) any liens which are the responsibility of Landlord pursuant to the provisions of Article 25.

     13.2 ENCROACHMENTS AND OTHER TITLE MATTERS. Subject to Article 21 and excepting any matters granted or created by Landlord after the Commencement Date, if any of the Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Property is subject, or the use of the Property is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other rights under a lease or reservation of any oil, gas, water or other minerals, then promptly upon request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant, at its sole cost and expense (subject to its right to contest the existence of any such encroachment, violation or impairment), shall protect, indemnify, save harmless and defend landlord, the Company and Affiliates of the Company from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) based on or arising by reason of any such encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant; or (ii) make such changes in the Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Primary Intended Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such violation or encroachment. Tenant's obligation under this
Section 13.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.

                                      ARTICLE 14
                                  PERMITTED CONTESTS

     14.1 AUTHORIZATION. Tenant, on its own or on Landlord's behalf (or in Landlord's name) but at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition or any Legal Requirement or Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Section 13.1; provided, however, that nothing in this Section 14.1 shall limit the right of Landlord to contest the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim with respect to the Property (and Tenant shall reasonably cooperate with Landlord with respect to such contest), and, FURTHER PROVIDED
THAT:

          (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Property, and neither the Property nor any Rent there from nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings;

          (b) in the case of a Legal Requirement, Landlord would not be subject to criminal or material civil liability for failure to comply therewith pending the outcome of such proceedings. Nothing in this
     Section 14.1(b), however, shall permit Tenant to delay compliance with any requirement of an Environmental Law to the extent such non-compliance poses an immediate threat of injury to any Person or to the public health or safety or of material damage to any real or personal property;

          (c) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security, if any, as may be demanded by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected Property or the Rent by reason of such non-payment or noncompliance, PROVIDED. HOWEVER, the provisions of this Article 14 shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Tenant to Landlord hereunder;

          (d) no such contest shall interfere in any material respect with the use or occupancy of the Property;

          (e) in the case of an Insurance Requirement, the coverage required by Article 15 shall be maintained; and

          (f) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement.

     14.2 INDEMNIFICATION OF LANDLORD. Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein.
Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

                                      ARTICLE 15
                                      INSURANCE

     15.1 GENERAL INSURANCE REQUIREMENTS. During the Lease Term, Tenant shall at all times keep the Property, and all property located in or on the Property, including all Tenant's Personal Property and any Tenant Improvements, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State, and shall otherwise meet the requirements set forth in Section 15.5 of this Lease. The policies must name Landlord as an additional insured or loss payee, as applicable. Losses shall be payable to Landlord and/or Tenant as provided in this Article 15. In addition, the policies shall name as a loss payee any Facility Mortgagee by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee, if any. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The policies on the Property, including the Improvements, Fixtures, Tangible and Intangible Personal Property and any Tenant Improvements, shall insure against the following risks:

          (a) ALL RISK. Loss or damage by all risks or perils including, but not limited to, fire, vandalism, malicious mischief and extended coverages, including sprinkler leakage, in an amount not less than 100% of the then Full Replacement Cost thereof covering all structures built on the Property and all Tangible Personal Property; and further provided the Tangible Personal Property may be insured at its fair market value.

          (b) LIABILITY. Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than five million dollars ($5,000,000) per occurrence and in the aggregate.

          (c) FLOOD. Flood insurance (when the Property is located in whole or in material part a designated floodplain area) in an amount similar to the amount insured by comparable golf course properties in the area. Notwithstanding the foregoing, Tenant shall not be required to participate in the National Flood Insurance Program or otherwise obtain flood insurance to the extent not available at commercially reasonable rates; provided Tenant shall give landlord written notice thereof prior to canceling or not obtaining any flood insurance. Tenant may opt to insure the structures only, and not the Land, subject to the approval of Landlord, in Landlord's reasonable discretion.

          (d) WORKER'S COMPENSATION. Adequate worker's compensation insurance coverage for all Persons employed by Tenant on the Property in accordance with the requirements of applicable federal, state and local laws. Tenant shall have the option to self-insure up to five thousand dollars ($5,000) of the amount of insurance required in the event state law permits such self-insurance, subject to the approval of Landlord, in Landlord's sole and absolute discretion.

     15.2 OTHER INSURANCE. Such other insurance on or in connection with any of the Property as Landlord or any Facility Mortgagee may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size and use to the Property and located in the geographic area where the Property is located.

     15.3 REPLACEMENT COST. In the event either party believes that the Full Replacement Cost of the insured property has increased or decreased at any time during the Lease Term, it shall have the right to have such Full Replacement Cost redetermined by the Impartial Appraiser. The party desiring to have the Full Replacement Cost so redetermined shall forthwith, on receipt of such determination by such Impartial Appraiser, give written notice thereof to the other party hereto. The determination of such Impartial Appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Section 15.3, as the case may be, to the amount so determined by the Impartial Appraiser. Each party shall pay one-half of the fee, if any, of the Impartial Appraiser.

     15.4 WAIVER OF SUBROGATION. All insurance policies carried by either party covering the Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party(including any Facility Mortgagee). The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

     15.5 FORM SATISFACTORY, ETC. All of the policies of insurance referred to in this Article 15 shall be written in a form reasonably satisfactory to Landlord and by insurance companies rated not less than XV by A.M. Best's Insurance Guide. Tenant shall pay all premiums for the policies of insurance referred to in Sections 15.1 and 15.2 and shall deliver certificates thereof to Landlord prior to their effective date(and with respect to any renewal policy, at least ten (10) days prior to the expiration of the existing policy). In the event Tenant fails to satisfy its obligations under this Article 15, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefore, which premiums shall be repayable to Landlord upon written demand as Additional Charges. Each insurer issuing policies pursuant to this Article 15 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Property for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Facility Mortgagee pursuant to any provision of a mortgage, note, assignment or document evidencing or securing a loan upon the happening of an event of default therein or (iv) any change in title to or ownership of the Property

     15.6 CHANGE IN LIMITS. In the event that Landlord shall at any time reasonably determine on the basis of prudent industry practice that the liability insurance carried by Tenant pursuant to Sections 15.1 and 15.2 is either excessive or insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried; and such insurance shall thereafter be carried with the limits thus agreed on until further changed pursuant to the provisions of this Article 15; provided, however, that the deductibles for such insurance or the amount of such insurance which is self-retained by Tenant shall be as reasonably determined by Tenant so long as Tenant can reasonably demonstrate its ability to satisfy such deductible or amount of such self-retained insurance.

     15.7 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Article 15, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; PROVIDED, HOWEVER, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 15 are otherwise satisfied. The amount of this total insurance allocated to each of the Leased Properties, which amount shall be not less than the amounts required pursuant to Sections 15.1 and 15.2, shall be specified either (i) in each such "blanket" or umbrella policy or (ii) in a written statement, which Tenant shall deliver to Landlord and Facility Mortgagee, from the insurer thereunder. A certificate of each such "blanket" or umbrella policy shall promptly be delivered to Landlord and Facility Mortgagee.

     15.8 INSURANCE PROCEEDS. All proceeds of insurance payable by reason of any loss or damage to the Property, or any portion thereof, and insured under any policy of insurance required by this Article 15 shall (i) if greater than $100,000, be paid to Landlord and held by Landlord and (ii) if less than such amount, be paid to Tenant and held by Tenant. All such proceeds shall be held in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Property, or any portion thereof.

     15.9 DISBURSEMENT OF PROCEEDS. Any proceeds held by landlord or Tenant shall be paid out by Landlord or Tenant from time to time for the reasonable costs of such reconstruction or repair; PROVIDED, HOWEVER, that Landlord shall disburse proceeds subject to the following requirements:

          (a) prior to commencement of restoration, (i) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed and (ii) appropriate waivers of mechanics' and materialmen liens shall have been filed;

          (b) Tenant shall have obtained and delivered to Landlord copies of all necessary governmental and private approvals necessary to complete the reconstruction or repair, including building permits, licenses, conditional use Permits and certificates of need;

          (c) at the time of any disbursement, subject to Article 14, no mechanics' or materialmen's liens shall have been filed against any of the Property and remain undischarged, unless a satisfactory bond shall have been posted in accordance with the laws of the State;

          (d) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (i) satisfactory evidence of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (ii) waivers of liens,
     (iii) a satisfactory bring down of title insurance and (iv) other evidence of cost and payment so that Landlord and Facility Mortgagee can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

          (e) each request for disbursement shall be accompanied by a certificate of Tenant, signed by a senior member or officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

          (f) to the extent actually held by Landlord and not a Facility Mortgagee, (1) the proceeds shall be held in a separate account and shall not be commingled with Landlord's other funds, and (2) interest shall accrue on funds so held at the money market rate of interest and such interest shall constitute part of the proceeds; and

          (g) such other reasonable conditions as Landlord or Facility Mortgagee may reasonably impose, including, without limitation, Payment by Tenant of reasonable costs of administration imposed by or on behalf of Facility Mortgagee should the proceeds be held by Facility Mortgagee.

     15.10 EXCESS PROCEEDS, DEFICIENCY OF PROCEEDS. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Property (or in the event neither Landlord nor Tenant is required to or elects to repair and restore) shall be paid to Landlord and deposited in the Capital Replacement Fund except for any portion specifically applicable to Tenant's merchandise and inventory. All salvage resulting from any risk covered by insurance shall belong to Landlord.

     If the costs of restoration or reconstruction exceeds the amount of proceeds received by Landlord or Tenant from insurance, Tenant shall pay for such excess cost of restoration or reconstruction, except that Tenant may petition Landlord for withdrawal from the Capital Replacement Fund to cover some or all of such excess, subject to the approval of Landlord in Landlord's sole and absolute discretion.

     15.11 RECONSTRUCTION COVERED BY INSURANCE.

          (a) DESTRUCTION RENDERING PROPERTY UNSUITABLE FOR ITS PRIMARY USE. If during the term the Property is totally or partially destroyed from a risk covered by the insurance described in Article 15 and the Property thereby is rendered Unsuitable For Its Primary Intended Use as reasonably determined by Landlord, Tenant shall, at its election, either (i) diligently restore the Property to substantially the same condition as existed immediately before the damage or destruction, or
     (ii) terminate the Lease as provided in Section 21.2 and assign all of its rights to any insurance proceeds required under this Lease to Landlord.

          (b)  DESTRUCTION NOT RENDERING PROPERTY UNSUITABLE FOR ITS
     PRIMARY USE. If during the term, the Property is totally or partially destroyed from a risk covered by the insurance described in Article
     15, but the Real Property is not thereby rendered Unsuitable For Its Primary Intended Use, Tenant shall diligently restore the Property to substantially the same condition as existed immediately before the damage or destruction; PROVIDED, HOWEVER, Tenant shall not be required to restore certain Tangible Personal Property and/or any Tenant Improvements if failure to do so does not adversely affect the amount of Rent payable hereunder or the Primary Intended Use in substantially the same manner immediately prior to such damage or destruction. Such damage or destruction shall not terminate this Lease; PROVIDED
     FURTHER, HOWEVER, if Tenant cannot within eighteen (18) months obtain all necessary governmental approvals, including building permits, licenses, conditional use permits and any certificates of need. after diligent efforts to do so in order to be able to perform all required repair and restoration work and to operate the Property for its Primary Intended Use in substantially the same manner immediately prior to such damage or destruction, Tenant may terminate the Lease.

     15.12 RECONSTRUCTION NOT COVERED BY INSURANCE. If during the Term, the Property is totally or materially destroyed from a risk not covered by the insurance described in Article 15, whether or not such damage or destruction renders the Property Unsuitable For Its Primary Intended Use, Tenant shall restore the Property to substantially the same condition as existed immediately before the damage or destruction. Tenant shall have the right to use proceeds from the Capital Replacement Fund to perform such work, subject to the conditions set forth in Section 12.4 hereof.

     15.13 NO ABATEMENT OF RENT. This Lease shall remain in full force and effect and Tenant's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during the period required for repair and restoration.

     15.14 WAIVER. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Property which Landlord or Tenant is obligated to restore or may restore under any of the provisions of this lease.

     15.15 DAMAGE NEAR END OF TERM. Notwithstanding any other provision to the contrary in this Article 15, if damage to or destruction of the Property occurs during the last twenty-four (24) months of the Lease Term, and if such damage or destruction cannot reasonably be expected by Landlord to be fully repaired or restored prior to the date that is twelve (12) months prior to the end of the then-applicable Term, then either Landlord or Tenant shall have the right to terminate the Lease on thirty (30) days' prior notice to the other by giving notice thereof within sixty (60) days after the date of such damage or destruction. Upon any such termination, Landlord shall be entitled to retain all insurance proceeds, grossed up by Tenant to account for the deductible or any self-insured retention. If Landlord shall give Tenant a notice under this
Section 15.15 that it seeks to terminate this Lease at a time when Tenant has a remaining Extended Term, then such termination notice shall be of no effect if Tenant shall exercise its rights to extend the Term not later than the earlier of the time required by Section 3.2 or thirty (30) days after Landlord's notice given under this Section 15.15.

                                      ARTICLE 16
                                     CONDEMNATION

     16.1 TOTAL TAKING. If at any time during the Term the Property is totally and permanently taken by Condemnation, this Lease shall terminate on the Date of Taking and Tenant shall promptly pay all outstanding rent and other charges through the date of termination.

     16.2 PARTIAL TAKING. If a portion of the Property is taken by Condemnation, this Lease shall remain in effect if the Property is not thereby rendered Unsuitable For Its Primary Intended Use, but if the Property is thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate on the date of`Taking.

     16.3 RESTORATION. If there is a partial taking of the Property and this Lease remains in full force and effect pursuant to Section 16.2, Landlord at its cost shall accomplish all necessary restoration up to but not exceeding the amount of the Award payable to Landlord, as provided herein. If Tenant receives an Award under Section 16.4, Tenant shall repair or restore any Tenant Improvements up to but not exceeding the amount of the Award payable to Tenant therefor.

     16.4 AWARD-DISTRIBUTION. The entire Award shall belong to and be paid to Landlord, except that, subject to the rights of the Facility Mortgagee, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, a sum attributable to the value, if any, of:
(i) the loss of Tenant's business during the remaining term, (ii) any Tenant Improvements and (iii) the leasehold interest of Tenant under this Lease.

     16.5 TEMPORARY TAKING. The taking of the Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than six (6) months. During any such six (6) month period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect with no abatement of rent payable by Tenant hereunder. In the event of any such temporary taking, the entire amount of any such Award made for such temporary taking allocable to the Lease Term, whether paid by way of damages, rent or otherwise shall be paid to Tenant.

                                      ARTICLE 17
                                  EVENTS OF DEFAULT

     17.1 EVENTS OF DEFAULT. If any one or more of the following events (individually, an "Event of Default") shall occur:

          (a) if Tenant shall fail to make payment of the Rent payable by Tenant under this Lease when the same becomes due and payable and such failure is not cured by Tenant within a period of ten (10) days after receipt by Tenant of notice thereof from Landlord; PROVIDED, HOWEVER, Tenant is only entitled to three (3) such notices per twelve (12) month period and that such notice shall be in lieu of and not in addition to any notice required under applicable law;

          (b) if Tenant shall fail to observe or perform any material term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of thirty (30) days after receipt by Tenant of notice thereof from landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days of receipt of notice from Landlord of the default; PROVIDED, HOWEVER, that such notice shall be in lieu of and not in addition to any notice required under applicable law; PROVIDED FURTHER, HOWEVER, that the cure period shall not extend beyond thirty (30) days as otherwise provided by this Section 17.1(b) if the facts or circumstances giving rise to the default are creating a further harm to Landlord or the Property and Landlord makes a good faith determination that Tenant is not undertaking remedial steps that Landlord would cause to be taken if this lease were then to terminate;

          (c) if Tenant shall:

               (i) admit in writing its inability to pay its debts as they become due,

               (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

               (iii) make an assignment for the benefit of its creditors,

               (iv) be unable to pay its debts as they mature,

               (v) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

               (vi) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

          (d) if Tenant shall, on a petition in bankruptcy filed against it, be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, a receiver of Tenant or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Tenant under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

          (e) if Tenant shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution;

          (f) if the estate or interest of Tenant in the property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety
     (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in accordance with Article 14); PROVIDED, HOWEVER, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

          (g) if, except as a result of damage, destruction or a partial or complete Condemnation or other Unavoidable delays, Tenant voluntarily ceases operations on the property;

          (h) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect; or (i) an "Event of Default" (as defined in such lease) by Tenant or any Affiliate of Tenant in any other lease by and between such party and Landlord or any Affiliate of Landlord, or an "Event of Default" under the Pledge Agreement; or

     THEN, Tenant shall be declared to have breached this lease. Landlord may terminate this Lease by giving Tenant not less than ten (10) days' notice (or no notice for clauses (c), (d), (e), (f)

(g) and (i)) of such termination and upon the expiration of the time fixed in such notice, the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant's breach of this Lease.

     17.2 PAYMENT OF COSTS AND CLOSING COSTS. Tenant shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder. Additionally, Tenant shall pay all Closing costs pursuant to Section 6.5 of the Purchase Agreement which are the responsibility of Landlord (except for legal expenses) and Landlord shall advance funds for such Closing costs and such costs shall be capitalized as Rent under the Lease. Further, Landlord shall make a cash payment to the order of Tenant for Tenant's acquisition costs. The amount of the payment shall be $23,500, and such amount shall be capitalized as Rent under the Lease.

     17.3 CERTAIN REMEDIES. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to Section 17.1, Tenant shall, to the extent permitted by law, if required by Landlord to do so, immediately surrender to Landlord the Property pursuant to the provisions of Section 17.1 and quit the same and Landlord may enter upon and repossess the Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any and all Tenant's Personal Property from the Property subject to any requirement of law.

     17.4 DAMAGES. None of the following events shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting: (a) the termination of this Lease pursuant to Section 17.1, (b) the repossession of the Property, (c) the failure of landlord, notwithstanding reasonable good faith efforts, to relet the Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Property to, and including, the date of such termination. Thereafter, Tenant shall forthwith pay to Landlord, at Landlord's option, as and for liquidated and agreed current damages for Tenant's default, and not as a penalty, either:

          (a) the sum of:

               (i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination,

               (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such unpaid Rent that Tenant proves could have been reasonably avoided,

               (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such unpaid Rent that Tenant proves could be reasonably avoided, and

               (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

     In making the above determinations, the "worth at the time of the award" in subsections (i) and (iii) shall be determined by the court having jurisdiction thereof including interest at the Overdue Rate and the "worth at the time of the award" in subsection (iii) shall be determined by the court having jurisdiction thereof using a discount rate equal to the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%) and the Percentage Rent shall be deemed to be the same as for the then-current Fiscal Year or, if not determinable, the immediately preceding Fiscal Year, for the remainder of the Term, or such other amount as either party shall prove reasonably could have been earned during the remainder of the Term or any portion thereof; or

          (b) without termination of Tenant's right to possession of the Property, each installment of said Rent another sums payable by Tenant to Landlord under the Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

     17.5 ADDITIONAL REMEDIES. Landlord has all other remedies that may be available under applicable law.

     17.6 APPOINTMENT OF RECEIVER. Upon the occurrence of an Event of Default, and upon filing of a suit or other commencement of judicial proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter or right, to the appointment of a receiver or receivers acceptable to Landlord of the Property and of the revenues, earnings, income, products and profits thereof, pending such proceedings, with such powers as the court making such appointment shall confer.

     17.7 WAIVER. If this Lease is terminated pursuant to Section 17.1, Tenant waives, to the extent permitted by applicable law (a) any right of redemption, re-entry or repossession and (b) any right to a trial by jury.

     17.8 APPLICATION OF FUNDS. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Landlord rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant's obligations in the order which Landlord may determine or as maybe prescribed by the laws of the State.

     17.9 IMPOUNDS. Landlord shall have the right during the continuance of an Event of Default to require Tenant to pay to Landlord an additional monthly sum (each an "Impound Payment")sufficient to pay the Impound Charges (as hereinafter defined) as they become due. As used herein, "Impound Charges" shall mean real estate taxes on the Property or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Impound Charges and of each Impound Payment. The Impound Payments shall be held in a separate account and shall not be commingled with other funds of Landlord and interest thereon shall be held for the account of Tenant. Landlord shall apply the Impound Payments to the payment of the Impound Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Impound payments theretofore paid to Landlord shall be insufficient for the payment of the Impound Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

                                      ARTICLE 18
                      LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT

     If Tenant shall fail to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Article 17, Landlord, after notice to and demand upon Tenant, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant. Landlord may, to the extent permitted by law, enter upon the Property for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses(including reasonable attorneys' fees and expenses, to the extent permitted by law) so incurred, together with a late charge thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article 18 shall survive the expiration or earlier termination of this Lease.

                                      ARTICLE 19
                                  LEGAL REQUIREMENTS

     Subject to Article 14 regarding permitted contests, Tenant, at its expense, shall promptly (a) comply with all Legal requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Property, whether or not compliance therewith shall require structural changes in any of the Improvements or interfere with the use and enjoyment of the Property; and (b) procure, maintain and comply with all licenses and other authorizations required for any use of the Property then being made, and for the proper erection, installation, operation and maintenance of the Property or any part thereof.

                                      ARTICLE 20
                                     HOLDING OVER

     If Tenant shall for any reason remain in possession of the Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be deemed to be a Tenant at sufferance during which time Tenant shall pay as rental each month, 125% of the aggregate of (i) the aggregate base Rent and monthly portion of the Percentage Rent payable with respect to that month in the last Fiscal Year; (ii) all additional Charges accruing during the month; and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

                                      ARTICLE 21
                                     RISK OF LOSS

     During the Lease Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Property as a consequence of the damage or destruction thereof by fire, flood, the elements, casualties, thefts, riots, wars or otherwise, or inconsequence of foreclosures, attachments, levies or executions(other than by Landlord and those claiming from, through or under Landlord) is assumed by Tenant. In the absence of gross negligence, willful misconduct or breach of this Lease by Landlord pursuant to Section 28.2, Landlord shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article 21 entitle Tenant to any abatement of Rent.



                                      ARTICLE 22
                                   INDEMNIFICATION

     22.1 TENANT'S INDEMNIFICATION OF LANDLORD. Except as otherwise provided in
Section 10.7 and notwithstanding the existence of any insurance provided for in
Article 15, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord, the Company and Affiliates of the Company from and against all liabilities, obligations, claims, actual or consequential damages, penalties, causes of action, costs and expenses(including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord, the Company or Affiliates of the Company by reason of:

          (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property or adjoining property, including, but not limited to, any accident, injury to or death of Person or loss of or damage to property resulting from golf balls, golf clubs, golf shoes, lawn mowers or other equipment, pesticides, fertilizers or other substances, golf carts, tractors or other motorized vehicles present on or adjacent to the Property;

          (b) any use, misuse, non-use, condition, maintenance or repair of the Property;

          (c) any Impositions (which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease);

          (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease;

          (e) any so-called "dram shop" liability associated with the sale and/or consumption of alcohol at the Property;

          (f) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Property to be performed by the landlord (Tenant)thereunder;

          (g) the negligence or alleged negligence of Landlord with respect to the Property; or

          (h) any liability Landlord may incur or suffer as a result of any permitted contest by Tenant pursuant to Article 14.

          (i) any liability Landlord may incur or suffer as a result of Tenant's failure to comply with Landlord's obligations described in Sections 6.7, 28.24 and 28.25 herein.

     22.2 LANDLORD'S INDEMNIFICATION OF TENANT. Landlord shall protect, indemnify, save harmless and defend Tenant from and against all liabilities, obligations, claims, actual or consequential damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees) imposed upon or incurred by or asserted against Tenant as a result of Landlord's active, gross negligence or willful misconduct.

     22.3 MECHANICS OF INDEMNIFICATION. As soon as reasonably practicable after receipt by the indemnified party of notice of any liability or claim incurred by or asserted against the indemnified party that is subject to indemnification under this Article 22, the indemnified party shall give notice thereof to the indemnifying party. The indemnified party may at its option demand indemnity under this Article 22 as soon as a claim has been threatened by a


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

third party, regardless of whether an actual loss has been suffered, so long as the indemnified party shall in good faith determine that such claim is not frivolous and that the indemnified party may be liable for, or otherwise incur, a loss as a result thereof and shall give notice of such determination to the indemnifying party. The indemnified party shall permit the indemnifying party, at its option and expense, to assume the defense of any such claim by counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, and to settle or otherwise dispose of the same; PROVIDED, HOWEVER, that the indemnified party may at all times participate in such defense at its expense, and PROVIDED FURTHER, HOWEVER, that the indemnifying party shall not, in defense of any such claim, except with the prior written consent of the indemnified party, consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the indemnified party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the indemnifying party. If the indemnifying party shall fail to undertake such defense within thirty (30) days after such notice, or within such shorter time as may be reasonable under the circumstances, then the indemnified party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the indemnifying party.

     22.4 SURVIVAL OF INDEMNIFICATION OBLIGATIONS; AVAILABLE INSURANCE PROCEEDS. Tenant's or Landlord's liability for a breach of the provisions of this Article 22 arising during the term hereof shall survive any termination of this Lease. Notwithstanding anything herein to the contrary, each party agrees to look first to the available proceeds from any insurance it carries in connection with the Property prior to seeking indemnification or otherwise seeking to recover any amounts to compensate a party for its damages and then to seek indemnification only to the extent of any loss not covered by their available insurance proceeds.

                                      ARTICLE 23
                              SUBLETTING AND ASSIGNMENT

     23.1 PROHIBITION AGAINST ASSIGNMENT. Tenant shall not, without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to an Affiliate of Tenant or a Permitted Assignee) the Lease or any interest therein, all or any part of the Property, whether voluntarily, involuntarily or by operation of law. For purposes of this Article 23, a Change in Control of the Tenant shall constitute an assignment of this Lease.


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

     23.2 SUBLEASES.

     (a) PERMITTED SUBLEASES. Tenant shall not, without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, further sublease or license portions of the Property to third parties, including concessionaires or licensees. Without limiting the foregoing, Tenant's proposed sublease or any of the following transfers shall require Landlord's prior written consent, which consent Landlord may withhold in its sole discretion:

     (i)  sublease or license to operate golf courses;

     (ii) sublease or license to operate golf professionals' shops;

     (iii) sublease or license to operate golf driving ranges

     (iv) sublease or license to provide golf lessons by other than a resident professional;

     (v) sublease or license to operate restaurants;

     (vi) sublease or license to operate bars;

     (vii) sublease or license to operate spa or health clubs and

     (viii) sublease or license to operate any other portions(but not the entirety) of the property customarily associated with or incidental to the operation of the golf course.

          (b) TERMS OF SUBLEASE. Each sublease with respect to the Property shall be subject and subordinate to the provisions of this Lease. No sublease made as permitted by this Section 23.2 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as if no sublease had been made. No sublease shall impose any additional obligations on Landlord under this Lease.

          (c) COPIES. Tenant shall, not less than sixty (60) days prior to any proposed assignment or sublease, deliver to Landlord written notice of its intent to assign or sublease, which notice shall identify the intended assignee or sublessee by name and address, shall specify the effective date of the intended assignment or sublease, and shall be accompanied by an exact copy of the proposed assignment or sublease. Tenant shall provide Landlord with such additional information or documents reasonably requested by Landlord with respect to the proposed transaction and the proposed assignee or subtenant, and an opportunity to meet and interview the proposed assignee or subtenant, if requested.

          (d) ASSIGNMENT OF RIGHTS IN SUBLEASES. As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Property, and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Property; provided, however, that Landlord shall have the absolute right at any time after the occurrence and continuance of an Event of Default upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not (i) consent to, cause or allow any material modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord nor (ii) accept any rents (other than customary security deposits) more than ninety (90) days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

          (e) LICENSES ETC. For purposes of this Section 23.2, subleases shall be deemed to include any licenses, concession arrangements, management contracts (except to an Affiliate of the Lessee) or other arrangements relating to the possession or use of all or any part of the Property.

     23.3 TRANSFERS. No assignment or sublease shall in any way impair the continuing primary liability of Tenant hereunder, as a principal and not as a surety or guarantor, and no consent to any assignment or sublease in a particular instance shall be deemed to be a waiver of the prohibition set forth in section 23.1. Any assignment shall be solely of Tenant's entire interest in this Lease. Any assignment or other transfer of all or any portion of Tenant's interest in the Lease in contravention of the terms of this Lease shall be voidable at Landlord's option. Anything in this Lease to the contrary notwithstanding, Tenant shall not sublet all or any portion of the Property or enter into any other agreement which has the effect of reducing the Percentage Rent payable to Landlord hereunder.


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

     23.4 REIT LIMITATIONS. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not (i)sublet or assign or enter into other arrangements such that the amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the sublessee or assignee; (ii) sublet or assign the Property or this Lease to any person that Landlord owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code), a 10% or greater interest; or (iii) sublet or assign the Property or this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 23.4 shall likewise apply to any further subleasing by any subtenant.

     23.5 RIGHT OF FIRST OFFER OF LANDLORD TO ACQUIRE LEASEHOLD. In addition to Landlord's rights in Section 23.1, Landlord or its designee shall have, for a period of sixty (60) days following receipt of the written notice of Tenant's intent to assign its interest in the Lease to a third party unaffiliated with Tenant (and in which management of the Tenant shall have no continuing management or ownership interest), the right to elect to purchase the leasehold interest on the terms and conditions at which Tenant proposes to sell or assign its interest. If Landlord or its designee elects not to purchase such interest of Tenant, then Tenant shall be free to sell its interest to a third party, subject to Landlord's prior written consent as provided in Section 23.1. However, if (i) the price at which Tenant intends to sell its interest is reduced by five percent (5%) or more, or (ii) the assignment to the third party is not completed within one hundred eighty (180) days of Landlord's receipt of written notice of Tenant's intention to assign its interest in the Lease, then Tenant shall again offer Landlord the right to acquire its interest; provided, however, that in the case of a change in price, Landlord shall have only fifteen
(15) days to accept such revised offer.

     23.6 BANKRUPTCY LIMITATIONS.

     (a) Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore agrees that Tenant, as the debtor in possession, or the trustee for Tenant(collectively, the "Trustee") in any proceeding under Title 11 of the United States Bankruptcy Code relating to Bankruptcy, as amended (the "Bankruptcy Code"), shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief.


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

     (b) If the Trustee proposes to assume or to assign this Lease or sublet the Property (or any portion thereof) to any Person which shall have made a bona fide offer to accept an assignment of this Lease or a subletting on terms acceptable to the Trustee, the Trustee shall give Landlord, and lessors and mortgagees of Landlord of which Tenant has notice, written notice setting forth the name and address of such person and the terms and conditions of such offer, no later than twenty (20) days after receipt of such offer, but in any event no later than ten (10) days prior to the date on which the Trustee makes application to the bankruptcy court for authority and approval to enter into such assumption and assignment or subletting. Landlord shall have the prior right and option, to be exercised by written notice to the Trustee given at any time prior to the effective date of such proposed assignment or subletting, to receive-and assignment of this Lease or subletting of the property to Landlord or Landlord's designee upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment or subletting of this Lease.

     (c) The Trustee shall have the right to assume Tenant's rights and obligations under this Lease only if the Trustee: (a) promptly cures any Event of Default then existing or provides adequate assurance that the Trustee will promptly compensate Landlord for any actual pecuniary loss incurred by Landlord as a result of Tenant's default under this Lease; and (c) provides adequate assurance of future performance under this Lease. Adequate assurance of future performance by the proposed assignee shall include, as a minimum, that: (i) any proposed assignee of this Lease shall provide to Landlord an audited financial statement, dated no later than six (6) months prior to the effective date of such proposed assignment or sublease, with no material change therein as of the effective date, which financial statement shall show the proposed assignee to have a net worth reasonably satisfactory to Landlord or, in the alternative, the proposed assignee shall provide a guarantor of such proposed assignee's obligations under this Lease, which guarantor shall provide an audited financial statement meeting the requirements of (i) above and shall execute and deliver to Landlord a guaranty agreement in form and substance acceptable to Landlord; and
(ii) any proposed assignee shall grant to Landlord a security interest in favor of Landlord in all furniture, fixtures, and other personal property to be used by such proposed assignee in the Property. All payments required of Tenant under this Lease, whether or not expressly denominated as such in this Lease, shall constitute rent for the purposes of Title 11 of the Bankruptcy Code.

     (d) The parties agree that for the purposes of the Bankruptcy code relating to (a) the obligation of the Trustee to provide adequate assurance that the Trustee will "promptly" cure defaults


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

and compensate Landlord for actual pecuniary loss, the word "promptly" shall mean that cure of defaults and compensation will occur no later than sixty
(60) days following the filing of any motion or application to assume this Lease; and (b) the obligation of the Trustee to compensate or to provide adequate assurance that the Trustee will promptly compensate Landlord for "actual pecuniary loss." The term "actual pecuniary loss" shall mean, in addition to any other provisions contained herein relating to Landlord's damages upon default, obligations of Tenant to pay money under this Lease and all attorneys' fees and related costs of Landlord incurred in connection with any default of Tenant in connection with Tenant's bankruptcy proceedings).

     (e) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease and each of the conditions and provisions hereof on and after the date of such assignment. Any such assignee shall, upon the request of Landlord, forthwith execute and deliver to Landlord an instrument, in form and substance acceptable to Landlord, confirming such assumption.

     23.7 MANAGEMENT AGREEMENT. Tenant shall not enter into any management agreement that provides for the management and operation of the entire Property by an unaffiliated third party without the prior written consent of Landlord.

                                      ARTICLE 24
                     OFFICER'S CERTIFICATES AND OTHER STATEMENTS

     24.1 OFFICER'S CERTIFICATES. At any time, and from time to time upon Tenant's receipt of not less than ten (10) days' prior written request by Landlord, Tenant will furnish to Landlord an Officer's Certificate certifying that:

          (a) this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

          (b) the dates to which the Rent has been paid;
          (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge;

          (d) that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signatory, threatened, against Tenant before or by any court or administrative agency which, if adversely


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


     decided, would materially and adversely affect the financial condition and operations of Tenant; and

          (e) responding to such other questions or statements of fact as Landlord shall reasonably request.

     Tenant's failure to deliver such Officer's Certificate within such time shall constitute an acknowledgment by Tenant that this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord, Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease and the other matters set forth in such request, if any, are true and correct. Any such Officer's Certificate furnished pursuant to this Section 24.1 may be relied upon by Landlord and any prospective lender or purchaser.

     24.2 ENVIRONMENTAL STATEMENTS.   Immediately upon Tenant's learning, or
having reasonable cause to believe, that any Hazardous Material in a quantity sufficient to require remediation or reporting under applicable law is located in, on or under the Property or any adjacent property, Tenant shall notify Landlord in writing of (a) the existence of any such Hazardous Material; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened; (c) any claim made or threatened by any Person against Tenant or the Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Material; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Material in or removed from the Property, including any complaints, notices, warnings or asserted violations in connection therewith.

                                      ARTICLE 25
                                  LANDLORD MORTGAGES


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

     25.1 LANDLORD MAY GRANT LIENS. Subject to Section 25.2, without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Landlord's Encumbrance upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. This Lease is and at all times shall be subject and subordinate to any ground or underlying leases, mortgages, trust deeds or like encumbrances, which may now or hereafter affect the Property and to all renewals, modifications, consolidations, replacements and extensions of any such lease, mortgage, trust deed or like encumbrance. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee or beneficiary, affecting any lease or the Property. In confirmation of such subordination, Tenant shall execute promptly any certificate that landlord may request for such purposes.

     25.2 TENANT'S NON-DISTURBANCE RIGHTS. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, none of Tenant's rights under this Lease shall be disturbed by the holder of any Landlord's Encumbrance which is created or otherwise comes into existence after the Commencement Date.

     25.3 FACILITY MORTGAGE PROTECTION. Tenant agrees that the holder of any Landlord Encumbrance shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease, but that in the event of Landlord's default with respect to any such obligation, Tenant will give any such holder whose name and address have been furnished Tenant in writing for such purpose notice of Landlord's default and allow such holder thirty (30) days following receipt of such notice for the cure of said default before invoking any remedies Tenant may have by reason thereof.




                                      ARTICLE 26
                                 SALE OF FEE INTEREST


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

     26.1 RIGHT OF FIRST OFFER TO PURCHASE. If Landlord intends to sell the Property during the Lease Term, and provided no Event of Default then exists, Tenant shall have a right of first offer to purchase the Property ("Tenant's Right of First Offer to Purchase") on the terms and conditions at which Landlord proposes to sell the Property to a third party. Landlord shall give Tenant written notice of its intent to sell and shall indicate the terms and conditions (including the sale price) upon which Landlord intends to sell the Property to a third party. Tenant shall thereafter have sixty (60) days to elect in writing to purchase the Property and execute a Purchase and Sale Agreement with respect thereto and shall have an additional fifty (50) days to close on the acquisition of the Property on the terms and conditions set forth in the notice provided by Landlord to Tenant; provided that prior to the execution of a binding purchase and sale agreement, Landlord shall retain the right to elect not to sell the Property. If Tenant does not elect to purchase the Property, then Landlord shall be free to sell the property to a third party. However, if the price at which Landlord intends to sell the Property to a third party is less than 95% of the price set forth in the notice provided by Landlord to Tenant, then Landlord shall again offer Tenant the right to acquire the Property upon the same terms and conditions, provided that Tenant shall have only thirty (30) days thereafter to complete the acquisition at such price, terms and conditions.

     26.2 CONVEYANCE BY LANDLORD. If Landlord shall convey the Property in accordance with the terms hereof other than as security for a debt, Landlord shall, upon the written assumption by the transferee of the Property of all liabilities and obligations of the Lease be released from all future liabilities and obligations under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Property. All such future liabilities and obligations shall thereupon be binding upon the new owner.

                                     ARTICLE 27
                                    ARBITRATION

     27.1 ARBITRATION. In each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section 27.1. The party desiring such arbitration shall give notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association ("AAA") from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.


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

     27.2 ARBITRATION PROCEDURES. In any arbitration commenced pursuant to
Section 27.1 a single arbitrator shall be designated and shall resolve the dispute. The arbitrator's decision shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law. Upon the failure of either party (the "non-complying party") to comply with his decision, the arbitrator shall be empowered, at the request of the other party, to order such compliance by the non-complying party and to supervise or arrange for the supervision of the non-complying party. To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute. The fees and expenses of the arbitrator shall be shared equally by Landlord and Tenant. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State. Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Landlord and Tenant regarding the Property during the arbitration.

                                     ARTICLE 28
                                   MISCELLANEOUS

     28.1 LANDLORD'S RIGHT TO INSPECT. Tenant shall permit Landlord and its authorized representatives to inspect the Property during usual business hours subject to any security, health, safety or confidentiality requirements of Tenant or any governmental agency or insurance requirement relating to the Property, or imposed by law or applicable regulations. Landlord shall indemnify Tenant for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed-on, incurred by, or asserted against Tenant by reason of Landlord's inspection pursuant to this Section 28.1.

     28.2 BREACH BY LANDLORD. It shall be a breach of this Lease if Landlord shall fail to observe or perform any material term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of thirty (30) days after notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Landlord, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. In no event shall any breach by Landlord permit

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

Tenant to terminate this Lease or permit Tenant to offset any Rent due and owing hereunder or otherwise excuse Tenant from any of its obligations hereunder.

     28.3 COMPETITION BETWEEN LANDLORD AND TENANT. Landlord and Tenant agree that neither party shall be restricted as to other relationships and competition. Affiliates of Tenant shall be allowed to own, lease and/or manage other golf courses that are not affiliated with Landlord, provided that such other ownership, leasing or management arrangements are disclosed to Landlord in writing. Landlord may acquire or own golf courses that may be geographically proximate to one or more golf courses that Tenant or Affiliates of Tenant may own, manage or lease.

     28.4 NO WAIVER. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

     28.5 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual rights, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy. The exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

     28.6 ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Lease or of the Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

     28.7 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and
(b) the fee estate in the Property.

     28.8 QUIET ENJOYMENT. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof or any Landlord's Encumbrances.

     28.9 NOTICES. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered or mailed (by registered or certified mail, return receipt requested and postage prepaid), addressed to the respective parties, as set forth below:


If to Landlord:          Golf Trust of America, L.P.
                         14 North Adger's Wharf
                         Charleston, South Carolina 29401
                         Attention: W. Bradley Blair, II

With a Copy to:          Nexsen Pruet Jacobs Pollard
                          & Robinson, LLP
                         200 Meeting Street, Suite 301
                         Charleston, South Carolina 29401
                         Attention: Matthew J. Norton, Esq.


If to Tenant:            Granite Golf Group, Inc.
                         15170 N. Hayden Road, Suite 106
                         Scottsdale, AZ  85260-2512
                         Attention: T. Marney Edwards

     28.10 SURVIVAL OF CLAIMS. Anything contained in this Lease to the contrary notwithstanding, all claims against and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination.

     28.11 INVALIDITY OF TERMS OR PROVISIONS. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

     28.12 PROHIBITION AGAINST USURY. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

     28.13 AMENDMENTS TO LEASE. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Landlord and Tenant.

     28.14 SUCCESSORS AND ASSIGNS. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto. All permitted assignees or sublessees shall be subject to the terms and provisions of this Lease.

     28.15 TITLES. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     28.16 GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State (but not including its conflict of laws rules).

     28.17 MEMORANDUM OF LEASE. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form and substance satisfactory to Landlord and suitable for recording under the State, in which reference to this Lease, and all options contained herein, shall be made. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.

     28.18 ATTORNEYS' FEES. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Lease or arising out of the subject matter of this Lease, the prevailing party shall be entitled to recover against the other party reasonable attorneys' fees and court costs.

     28.19 NO THIRD PARTY BENEFICIARIES. Nothing in this Lease, express or implied, is intended to confer any rights or remedies under or by reason of this Lease on any Person other than the parties to this Lease and their respective permitted successors and assigns, nor is anything in this Lease intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action against any party to this Lease.

     28.20 NON-RECOURSE AS TO LANDLORD. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Property and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of their respective general partners or stockholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of their respective general partners, either directly or through either Landlord or their respective general partners or any predecessor or successor partnership or corporation or their stockholders, officers, directors, employees or agents (or other entity), or (d) any other Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     28.21 NO RELATIONSHIP. Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Property or any of the Other Leased Properties or otherwise in the conduct of their respective businesses.

     28.22 RELETTING. If Tenant does not exercise its option to extend or further extend the Term under Section 3.2 or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect to advertise the availability of the Property for sale or reletting and to show the Property to prospective purchasers or tenants or their agents at such reasonable times as Landlord may elect.

     28.23 YEAR 2000 PROBLEM. Tenant either has or shall take action necessary to assure that Tenant's computer based systems are able to operate and effectively recognize and perform date-sensitive functions involving certain dates prior to and after December 31, 1999 (the "Year 2000 Problem"). Tenant reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to the operation of the Property will on a timely basis be able to perform properly date-sensitive functions related to the Year 2000 Problem (that is, be "Year 2000 Compliant"). Tenant shall indemnify and hold Landlord harmless from any and all claims, losses, damages and liabilities incurred as a result of Tenant's failure to be Year 2000 Compliant.

     28.24 BILLBOARDS. In accordance with Section 5.2 "BILLBOARDS" of the Purchase Agreement, Tenant agrees to assume all of Landlord's performance and payment obligations thereunder, including without limitation the payment of twenty-five percent (25%) of the rental cost of advertising billboards which jointly promote the residential properties adjacent to the Property and the Property.

     28.25 LANDLORD'S OBLIGATIONS UNDER THE PURCHASE AGREEMENT. Tenant has reviewed the Purchase Agreement and all amendments related thereto and agrees to comply with and assist Landlord in complying with all of Landlord's obligations arising thereunder set forth in Section 4.6 - Discounted Facility Access,
Section 4.7 - Golf Course Maintenance Standards, Section 4.8 - Membership Sales,
Section 4.9 - Current Memberships, Section 5.1 - Landscaping, Section 5.1 - Silverthorn Tradename, and Section 5.1 - Seller's Retained Membership.

     28.26 LANDLORD'S RIGHT TO GOLF ROUNDS. Tenant agrees that Landlord or Landlord's designee shall have the right to play without charge up to eight (8) rounds of golf per month on the golf course Property. Landlord may assign the rounds for use to any designee, and may make reservations with Tenant for any open tee times.

                            SIGNATURES ON FOLLOWING PAGES

LANDLORD:                GOLF TRUST OF AMERICA, L.P.
                         A Delaware limited Partnership

                         By:  GTA GP, Inc., a Maryland
                              corporation
                         Its:  General Partner

                         By:   /s/
                            --------------------------------
                         Name:  W. Bradley Blair, II
                         Title: President and CEO

TENANT:                  Granite Silverthorn, INC.
                         a Florida corporation

                         By:   /s/
                            --------------------------------
                         Name:
                              ------------------------------
                         Title:
                              ------------------------------

                                     EXHIBIT A
                           LEGAL DESCRIPTION OF THE LAND

                                     EXHIBIT B
                              SCHEDULE OF IMPROVEMENTS

                                     EXHIBIT C
                              OTHER LEASED PROPERTIES


1.   Tiburon Golf Course, Omaha, Nebraska

2.   Black Bear Golf Club, Lake County, Florida

3.   Persimmon Ridge Golf Course, Louisville, Kentucky

                                     EXHIBIT D
                          GRANITE SHARES PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this "Agreement") is entered into as of this ______ day of June , 1998, by and between (i) GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership, ("Secured Party"), and (ii) GRANITE GOLF GROUP, INC., a Nevada corporation ("Pledgor").

                                     RECITALS:

     This Agreement is entered into based on the following understandings:

     A. Pursuant to that certain Purchase Agreement (as assigned and described hereunder as the "Purchase Agreement") dated as of May 13, 1998 by and between Pledgor and Scarborough Sembler Joint Venture II, a Florida general partnership, and Silverthorn Country Club, Inc., a Florida Corporation ("Seller"), Seller agreed to sell and convey to Pledgor, as buyer all of its right, title and interest in and to certain real and personal property as described in the Purchase Agreement (collectively, the "Property"), and Pledgor's interest in the Purchase Agreement as buyer was subsequently assigned to Secured Party pursuant to that certain Assignment Agreement dated June ______, 1998.

     B. Pursuant to that certain lease dated as of June ______, 1998, (the "Lease") Secured Party, as landlord, leased its interest in the Property to Granite Silverthorn, Inc. ("Tenant"), as tenant, an affiliated entity of Pledgor.

     C. As a condition to Secured Party entering into the Lease with Tenant, Secured Party has required that Pledgor pledge the Pledged Shares (as hereinafter defined) as security for the Obligations (as hereinafter defined).

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Secured Party and Pledgor hereby agree as follows:

     1. DEFINITIONS

     (a) Capitalized terms not otherwise defined herein shall have the meaning given to them in the Lease.

     (b) The following terms shall have the indicated meanings:

     "AGREEMENT" has the meaning set forth in the introductory Paragraph of this Agreement.

     "EVENT OF DEFAULT" has the meaning set forth in Section 14(a) of this Agreement.

     "INDEMNITY EVENT" has the meaning set forth in Section 2(a) of this Agreement.

     "LEASE" has the meaning set forth in Recital B of this Agreement.

     "OBLIGATIONS" has the meaning set forth in Section 2(a) of this Agreement.

     "PLEDGED SHARES" means              shares of common stock of Granite Golf
Group, Inc.; provided, however, that the number of Pledged Shares shall reflect a value of $1,175,000.00, and shall be priced at the closing trading average for the previous five (5) business days prior to the Commencement Date.

     "PLEDGOR" has the meaning set forth in the introductory Paragraph of this Agreement.

     "PLEDGOR'S GUARANTY" has the meaning set forth in Section 3(a) of this Agreement.

     "PROPERTY" has the meaning set forth in Recital A of this Agreement.

     "PURCHASE AGREEMENT" has the meaning set forth in Recital A of this Agreement.

     "SECURED PARTY" has the meaning set forth in the introductory Paragraph of this Agreement.

     "SECURITY FUND" has the meaning set forth in Section 2(a) of this Agreement.

     "TENANt" has the meaning set forth in Recital B of this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Secured Party and Pledgor hereby agree as follows:

     2. GRANT OF SECURITY INTEREST.

     (a) As security for the payment and performance of all obligations and liabilities (including, without limitation, indemnities, fees and interest thereon) of Pledgor, Tenant or any of Pledgor's direct or indirect subsidiaries arising under: (i) the

Lease; (ii) any leases entered into with Secured Party by Pledgor, or any of Pledgor's direct or indirect subsidiaries related to the Other Properties (as defined in the Lease); (iii) the Pledgor's Guaranty pursuant to Section 3 of this Agreement and all other provisions of this Agreement; or (iv) in connection with any agreement, instrument or extension contemplated by the foregoing documents (collectively, the "Obligations"), Pledgor hereby pledges, hypothecates and grants to Secured Party a first and prior security interest in Pledged Shares, which shall include any increase or decrease in the Pledged Shares, in accordance with the formula set forth on Exhibit D-1 attached hereto), together with, after an occurrence and during the continuance of an Event of Default hereunder(an "Indemnity Event"), any and all proceeds thereof, including without limitation, any and all dividends, income, interest and distributions earned from or attributable to the investment or deposit of the Pledged Shares (the Pledged Shares, together with all of the foregoing being collectively referred to herein as the "Security Fund"). Pledgor shall have the right to pledge, as substitute collateral, cash or other security that is acceptable to Secured Party in its sole and absolute discretion. Prior to (x) any Event of Default under the Lease (and after the cure or satisfaction thereof by Tenant or Pledgor, at its sole election), (y) an Indemnity Event, or (z) an Event of Default (defined below) all dividends, income, interest and/or distributions earned from or attributable to the investment or deposit of the Security Fund shall be payable to Pledgor; following an Event of Default under the Lease such amounts shall be added to and become a part of the Security Fund and shall only be disbursed in accordance with the terms of this Agreement. By its execution of this Agreement, Pledgor acknowledges that it has delivered the Pledged Shares to Secured Party as required by this Agreement. The word "Obligations" is used herein in its most comprehensive sense and includes without limitation any and all debts, obligations and liabilities of Pledgor, Tenant or any of Pledgor's direct or indirect subsidiaries, arising as a result of a breach of any of the representations and warranties made by Pledgor pursuant to the Lease or this Agreement, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Pledgor, Tenant or any of Pledgor's direct or indirect subsidiaries may be liable individually or jointly, or whether recovery upon such Obligations may be or hereafter become unenforceable. Pledged Shares shall be released in accordance with the provisions of EXHIBIT D-1 attached hereto (so long as no Event of Default exists) or upon expiration of the Lease and fulfillment of the obligations.

     (b) If the Pledgor shall become entitled to receive or shall receive, in connection with any of the Security Fund, any:

     (i) Stock certificate, including, without limitation, any certificate representing a stock dividend or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;

     (ii) Option, warrant, or right, whether as an addition to or in substitution or in exchange for any of the Security Fund, or otherwise;

     (iii) Dividend or distribution payable in property, including securities issued by a person other than the issuer of any of the Pledged Shares; or

     (iv) Dividends or distributions of any sort, then, except for dividends received by Pledgor at such time as there does not exist an uncured Event of Default with respect to Pledgor, Pledgor shall accept the same as the agent of Secured Party, in trust for Secured Party, and shall deliver them forthwith to Secured Party, in the exact form received, with, as applicable, the Pledgor's endorsement when necessary, or appropriate stock powers duly executed in blank by Pledgor, to be held by Secured Party, subject to the terms hereof, as part of the Security Fund.

     (c) Pledgor shall execute and deliver to Secured Party such financing and continuation statements covering the Security Fund and take such other actions as Secured Party may from time to time require to perfect and continue the perfection of Secured Party's security interest in the Security Fund.

     3. GUARANTY OF OBLIGATIONS.

     (a) Pledgor irrevocably and unconditionally guarantees the full and prompt payment when due of the Obligations and the due performance and compliance with any of the terms of the Lease ("Pledgor's Guaranty").

     (b) Pledgor hereby waives notice of acceptance of this Agreement and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by Secured Party against Pledgor or Tenant.

     (c) Pledgor's Guaranty shall not be released, modified, impaired or otherwise affected by the following (whether or not Pledgor shall have had notice or knowledge of the same): (i) any extension or indulgence by Secured Party in respect to the performance of or compliance with the Obligations; (ii) any failure, omission or inability of Secured Party to enforce any right, power or remedy in respect to the Lease or this Agreement; (iii) any amendment of the Lease or the Purchase Agreement; (iv) any receipt of security including, without limitation, the Security Fund, or any sale, exchange, release or subordination of security held by Secured
Party with respect to the Obligations; (v) any release from any liability of any person liable under the terms of the Lease or this Agreement or any other guarantor; (vi) any limitation or impairment of Secured Party's remedies against Tenant or any other party liable under the terms of the Lease or this Agreement; (vii) any action or inaction of Secured Party with respect to the Lease or this Agreement; (viii) any change in the name or identity of Tenant or any other person or entity referred to in this Agreement; (ix) the invalidity or unenforceability of the Lease; or (x) the death or incapacity of Tenant or any other person or entity referred to in this Agreement.

     (d) If all or any portion of the Obligations of Pledgor as described in
Section 3(a) of this Agreement are paid or performed, the responsibilities of Pledgor pursuant to Pledgor's Guaranty shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise, irrespective of payment in full of all sums due pursuant to such obligations.

     (e) The liability of Pledgor pursuant to Pledgor's Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease or the pursuit by Secured Party of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise, and Pledgor hereby waives any and all benefits and defenses that it may have to the contrary and agrees that by doing so Pledgor shall be liable even if Tenant had no liability at the time of the execution of the Lease or thereafter ceases to be liable. Pledgor further agrees that by doing so Pledgor's liability may be larger in amount and more burdensome than that of Tenant, notwithstanding any benefits or defenses that Pledgor may have to the contrary. Pledgor agrees that its liability hereunder shall continue and shall not be limited or affected in any way by an impairment or any diminution in loss of value in any security or collateral for the ease (including, but not limited to the Security Fund, the leased premises or any personal property or fixtures thereon), whether caused by hazardous substance or otherwise, or Secured Party's failure to perfect a security interest in the Security Fund.

     (f) Pledgor hereby waives: (i) all notices to Pledgor, to Tenant, or to any other person, including, but not limited to, the creation, renewal, extension, assignment, modification or accrual of any of the Obligations and enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (ii) demand of payment, presentation and protest; (iii) any right to require Secured Party to apply to any default the Security Fund or other security it may hold under the Lease; (v) notice of any sale of personal property security of Tenant held by Secured Party; (vi) any and all statutes of limitations affecting Pledgor's and/or Tenant's liability under this Agreement or the Lease, as applicable, and/or the enforcement of this Agreement or the Lease, as applicable; and (vii) all principles or provisions of law which conflict with the terms of this Agreement. Pledgor further agrees that Landlord may enforce Pledgor's
Guaranty upon the occurrence of a default under the Lease, notwithstanding any dispute between Secured Party and Tenant or Pledgor with respect to the existence of said default or the payment or performance of the Obligations or any counterclaim, set-off or other claim which Tenant or Pledgor may allege against Secured Party with respect thereto. Pledgor also agrees that upon the abandonment of the Property by Tenant, even if accepted by Secured Party, or the eviction of Tenant, Pledgor shall remain liable for future payments of rent, subject to Secured Party's reasonable efforts to mitigate damages.

     (g) Pledgor hereby waives any and all benefits and defenses it may have with respect to the right to require Landlord to: (i) proceed against Tenant or any other guarantor of the Obligations; (ii) proceed against or exhaust any security or collateral Secured Party may hold, including without limitation, the Security Fund; or (iii) pursue any other right or remedy for Pledgor's benefit; and Pledgor agrees that Secured Party may proceed against Pledgor for the Obligations without taking any action against Tenant or any other guarantor and without proceeding against or exhausting any security or collateral Secured Party holds, including, without limitation, the Security Fund. Pledgor agrees that Secured Party may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against Tenant or any other guarantor without impairing Secured Party's rights and remedies in enforcing Pledgor's Guaranty, under which Pledgor's liabilities shall remain independent and unconditional. Pledgor agrees that Secured Party's exercise of certain of such rights or remedies may affect or eliminate Pledgor's right of subrogation or recovery against Tenant and that, as a result thereof, Pledgor may incur a partially or totally nonreimbursable liability under Pledgor's Guaranty.

     (h) Pledgor hereby agrees that Pledgor shall have no right of subrogation or reimbursement against Tenant or any right of contribution against any other guarantor unless and until all rentals and all other sums due under the Lease have been paid in full and all of the Obligations have been satisfied and waives any benefits or defenses that Pledgor may have to the contrary. Pledgor further agrees that, to the extent of the waiver of Pledgor's rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation or reimbursement Pledgor may have against Tenant shall be junior and subordinate to any rights Secured Party may have against Tenant, and any rights of contribution Pledgor may have against any other guarantor shall be junior and subordinate to any rights Secured Party may have against such other guarantor. Pledgor also agrees that Pledgor's Guaranty is in addition to the guaranty of any other guarantor and any and all of Pledgor's other guarantees of Tenant's obligations or liabilities to Secured Party and that this Guaranty shall in no way limit or lessen any other liability, however arising, that Pledgor may have for the payment of any other indebtedness of Tenant to Secured Party.

     (i) To the extent any dispute exists at any time (whether or not this Agreement or the Lease shall have previously terminated) between or among Tenant and/or any other guarantor as to any rights to subrogation, reimbursement, contribution or otherwise, Pledgor agrees to indemnify, defend and hold Secured Party harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys' fees and costs) Secured Party may suffer as a result of such dispute.

     (j) The obligations of Pledgor under Pledgor's Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or by any defense which Tenant may have by reason of the order, decree or decision of any court or administrative body resulting from any such case. Secured Party shall have the sole right to accept or reject any plan on behalf of Pledgor proposed in such case and to take any other action which Pledgor would be entitled to take, including, without limitation, the decision to file or not file a claim. Pledgor acknowledges and agrees that any payment which accrues with respect to Tenant's obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of said proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of the parties that said Obligations be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Pledgor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Secured Party, or allow the claim of Secured Party in respect of, any such payment accruing after the date on which such proceeding is commenced. Pledgor assigns to Secured Party Pledgor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

     4. CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS. This is a continuing agreement and all rights, powers and remedies hereunder shall apply to all past, present and future obligations of Tenant or Pledgor to Secured Party under the Lease. This Agreement shall not terminate except in accordance with its terms or Secured Party's written release of Pledgor from its Obligations under this Agreement.

     5. OBLIGATIONS INDEPENDENT: SEPARATE ACTIONS; WAIVER OF STATUTE OF
LIMITATIONS: REINSTATEMENT OF LIABILITY. The Obligations hereunder are independent of the obligations of Tenant and Pledgor, and a separate action or actions may be brought and prosecuted against Pledgor hereunder whether action is brought against Tenant, Pledgor (under the Contribution Agreement), or any other person, or whether Tenant or any other person is joined in any such action or actions. Pledgor acknowledges that there are no conditions precedent to the effectiveness of this Agreement, and that this Agreement is in full force and effect and is binding on Pledgor as of the date written below, regardless of whether Secured Party obtains additional collateral or any guaranties from others or takes any other action contemplated by Pledgor. Pledgor waives the benefit of any statute of limitations affecting Pledgor's liability hereunder or the enforcement thereof, and Pledgor agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Pledgor's liability under this Agreement. The liability of Pledgor under this Agreement shall be reinstated and revived and the rights of Secured Party shall continue if and to the extent for any reason any amount at any time paid on account of the Obligations is rescinded or must be otherwise restored by Secured Party, whether as a result of any proceedings in bankruptcy, insolvency, reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Secured Party in its sole discretion; provided, however, that if Secured Party chooses to contest any such matter at the request of Pledgor, Pledgor agrees to indemnify and hold Secured Party harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Secured Party in connection therewith, including without limitation, in any litigation with respect thereto.

     6. REPRESENTATIONS AND WARRANTIES.

     (a) Pledgor represents and warrants to Secured Party that: (i) Pledgor is the owner, directly or indirectly, and has possession or control of the Pledged Shares; (ii) Pledgor has the right to pledge the Pledged Shares; (iii) the Pledged Shares are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except as previously disclosed to Secured Party in writing by Pledgor; (iv) specifically with respect to Pledged Shares consisting of investment securities, instruments, chattel paper, documents, contracts, insurance policies or any like property, all persons appearing to be obligated thereon have authority and capacity to contract and are bound as they appear to be, and the same comply with applicable laws concerning form, content and manner of preparation and execution) (v) all statements contained herein and, where applicable, in the Pledged Shares are true and complete; and (vi) no financing statement covering any of the Pledged Owner's Shares and naming any secured party other than Secured Party, is on file in any public office.

     (b) Pledgor further represents and warrants to Secured Party that with respect to the Pledged Shares securing Tenant's obligations under the Lease pursuant to this Agreement: (i) such Pledged Shares are so pledged at Tenant's request; (ii) Secured Party has made no representation to Pledgor as to the creditworthiness of Tenant; and (iii) Pledgor has established adequate means of obtaining from Tenant on a continuing basis financial and other information pertaining to Tenant's financial condition. Pledgor agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect Pledgor's risks hereunder, and Pledgor further agrees that Secured Party shall have no obligation to disclose to Pledgor any information or material about Tenant which is acquired by Secured Party in any manner. Pledgor further warrants and represents that it has reviewed and approved copies of the Lease and is fully informed of the remedies that Secured Party may pursue under the Lease or at law or in equity, with or without notice to Pledgor, in the event of a default under the Lease.

     (c) Pledgor understands that but for Pledgor's pledge of the Pledged Shares and the other agreements contained herein, Secured Party would not enter into the Lease with Tenant and that the Security Fund pledged pursuant to this Agreement will serve as collateral for the Lease on the terms and conditions of this Agreement.

     7. COVENANTS OF PLEDGOR.

     (a) PLEDGOR AGREES IN GENERAL: (i) to indemnify Secured Party against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (ii) to pay all costs and expenses, including reasonable attorneys' fees, incurred by Secured Party any time after the occurrence of an Event of Default under the Lease, in the realization, enforcement and exercise of its rights, powers and remedies hereunder; (iii) to permit Secured Party to exercise its powers; (iv) to execute and deliver such documents as Secured Party deems necessary to create, perfect and continue the security interests contemplated hereby; and (v) not to change its chief place of business or the place where Pledgor keeps any records concerning the Pledged Owner's Shares without first giving
Secured Party written notice of the address to which Pledgor is moving same.

     (b) PLEDGOR AGREES WITH REGARD TO THE SECURITY FUND: (i) not to permit any lien on the Security Fund except in favor of Secured Party; (ii) not to withdraw any funds from any deposit account pledged to Secured Party hereunder without Secured Party's prior written consent; (iii) not to sell, hypothecate or otherwise dispose of any of the Pledged Shares or any interest therein, without the prior written consent of Secured Party; (iv) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Pledged Shares and to permit Secured Party to inspect the same at any reasonable time; (v) if requested by Secured`Party following an Event of Default under the Lease or an Indemnity Event, to receive and use reasonable diligence to collect proceeds from the Pledged Shares, in trust and as part of the Security Fund to be held in accordance with Section 2(a) above; (vi) not to commingle Pledged Shares with other property; (vii) to provide any service and do any other acts or things necessary to keep the Pledged Shares free and clear of all defenses, rights of offset and counterclaims; and (viii) if the Pledged Shares consists of securities and so long as no Event of Default or Indemnity Event exists, to vote said securities and to give consents, waivers and ratifications with respect thereto, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would impair Secured Party's interest in the Security Fund or be inconsistent with or violate any provisions of this Agreement.

     (c) REGISTRATION RIGHTS AGREEMENT. If the Pledged Shares (including any subsequently pledged shares) are not registered securities within the meaning of the Securities Act of 1933, as amended, Pledgor shall use its best efforts to file a shelf registration statement as soon as possible(on Form S-3, if Pledgor is eligible to use such form) covering the Pledged Shares and to cause such registration statement to be declared effective no later than December 31, 1998 and to keep it continuously effective until such time as Secured Party shall have received a favorable opinion from counsel to Pledgor that the Pledged Shares may be sold without restriction. The cost of the filing and updating such registration statement shall be borne by Pledgor. In addition, if at any time Secured Party elects to sell the Pledged Shares as provided in Section 2.d, or following an Event of Default or an Indemnity Event, Pledgor shall have the absolute right, without limitation or cutback, to include the Pledged Shares in any firm commitment private or public underwritten offering of Pledgor involving the common stock of Pledgor, without cost to Secured Party, except for payment of customary underwriting commissions and discounts.

     8. POWERS OF SECURED PARTY. Pledgor appoints Secured Party its true attorney in fact to perform any of the following powers, which are coupled with an interest and are irrevocable until this Agreement has been terminated pursuant to its terms and may be exercised from time to time by Secured Party's officers and employees: (a) to perform any obligation of Pledgor hereunder in Pledgor's name or otherwise; (b) to notify any person obligated on any security, instrument or other document subject to this Agreement of Secured Party's rights hereunder; (c) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Security Fund; (d) to enter into any extension, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Security Fund and in connection therewith to deposit or surrender control of the Security Fund to accept other property in exchange for the Security Fund, and to do and perform such acts and things as Secured Party may deem proper, with any money or property received in exchange for the Security Fund at Secured Party's option, to be applied to the Obligations or held by Secured Party under this Agreement; (e) to make any compromise or settlement Secured Party deems desirable or proper in respect of the Security Fund; (f) to insure, process and preserve the Security Fund; (g) to exercise all rights, powers and remedies which Pledgor would have, but for this Agreement, under all the Pledged Shares subject to this Agreement; (h) to do all acts and things and execute all documents in the name of Pledgor or otherwise that are deemed by Secured Party as necessary, proper or convenient in connection with the preservation, perfection or enforcement of its rights hereunder; and (i) to execute and file in Pledgor's name any financing statements and amendments thereto required to perfect Secured Party's security interest hereunder; provided, however, that until the occurrence and only during the continuation of an Event of Default or an Indemnity Event shall Secured Party have the right to exercise the power of attorney for the purposes described in paragraphs (a),
(c), (d), (e), (f), (g), or (h). If an Event of Default or Indemnity Event has occurred and is continuing, any or all of the Security Fund consisting of securities may be registered, without notice, in the name of Secured Party or its nominee, and thereafter Secured Party or its nominee may exercise, without notice, all voting and partnership rights at any meeting of the partners of the issuer thereof, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to any Pledged Shares all as if it were the absolute owner thereof. The foregoing shall include, without limitation, the right of Secured Party or its nominee to exchange, at its discretion, any and all Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by the issuer thereof or Secured Party of any right, privilege or option pertaining to any Pledged Shares and in connection therewith, the right to deposit and deliver any and all of the Pledged Shares with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as Secured Party may determine. All of the foregoing rights, privileges or options may be exercised without liability except to account for property actually received by Secured Party. Secured Party shall have no duty to exercise any of the foregoing, or any other rights, privileges or options with respect to the Pledged Shares and shall not be responsible for any failure to do so or delay in so doing.

     9. CASH COLLATERAL ACCOUNT. Any money received by Secured Party in respect of the Security Fund will be retained in an interest bearing cash collateral account and the same shall, for all purposes, be deemed part of the Security Fund hereunder.

     10. SECURED PARTY'S CARE AND DELIVERY OF PLEDGED OWNER'S SHARES. Secured Party's obligation with respect to the Security Fund in its possession shall be strictly limited to the duty to exercise reasonable care in the custody and preservation of the Security Fund, and such duty shall not include any obligation to ascertain or to initiate any action with respect to or to inform Pledgor of maturity dates, conversion, call or exchange rights, or offers to purchase the Pledged Shares or any similar matters, notwithstanding Secured Party's knowledge of the same. Secured Party shall have no duty to take any steps necessary to preserve the rights of Pledgor against prior parties, or to initiate any action to protect against the possibility of a decline in the market value of the Pledged Shares. Secured Party shall not be obligated to take any actions with respect to the Pledged Owner's Shares requested by Pledgor unless such request is made in writing and Secured Party determines, in its sole discretion, that the requested action would not unreasonably jeopardize the value of the Pledged Shares as security for the Obligations. Secured Party may at any time deliver the Security Fund, or any part thereof, to Pledgor, and the receipt thereof by Pledgor shall be a complete and full acquittance for the Security Fund so delivered, and Secured Party shall thereafter be discharged from any liability or responsibility therefor.

     11. PLEDGOR'S WAIVERS.

     (a) Pledgor waives any right to require Secured Party to: (i) proceed against or exhaust any security held from Tenant; (ii) give notice of the terms, time and place of any public or private sale of personal property security held from Tenant or any other person or otherwise comply with any other provisions of
Section 9-504 Uniform Commercial Code; (iii) pursue any other remedy in Secured Party's power; or (iv) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by Secured Party as security or which constitute in whole or in part the Obligations secured hereunder, or in connection with the creation of new or additional
Obligations.

     (b) Pledgor waives any defense arising by reason of: (i) any disability or other defense of Tenant, Pledgor or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Obligations of Tenant, Pledgor or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Tenant or Pledgor which is a corporation, partnership or other type of entity, or any defect in the formation of Tenant or Pledgor; (iv) any act or omission by Secured Party which directly or indirectly results in or aids the discharge of Tenant or Pledgor or any Obligations by operation of law or otherwise; or (v) any modification of the Obligations, in any form whatsoever, including any modification made after revocation hereof to any Obligations incurred prior to such revocation, and including, without limitation, the renewal, extension, acceleration or other change in time for payment of the Obligations, or other change in the terms of the Obligations, or any part thereof. Until all Obligations shall have been paid in full, Pledgor shall have no right of subrogation, and Pledgor waives any defense Pledgor may have based upon an election of remedies by Secured Party which destroys Pledgor's subrogation rights or Pledgor's rights to proceed against Tenant for reimbursement, including without limitation, any loss of rights Pledgor may suffer by reason of any rights, powers or remedies of Tenant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Tenant's Obligations. Until all Obligations of Tenant to Secured Party shall have been paid in full, Pledgor further waives any right to enforce any remedy which Secured Party now has or may hereafter have against Tenant or any other person, and waives any benefit of, or any right to participate in, any security whatsoever now or hereafter held by Secured Party.

     12. AUTHORIZATIONS TO SECURED PARTY. Pledgor authorizes Secured Party either before or after revocation hereof, without notice or demand and without affecting Pledgor's liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof; (b) take and hold security, other than the Pledged Shares, for the payment of the Obligations or any part thereof and exchange, enforce, waive and release the Pledged Shares, or any part thereof, or any such other security; (c) apply the Pledged Shares or any other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of this Agreement, as Secured Party in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Obligations, or any part thereof, or any other parties thereto; and (e) apply payments received by Secured Party from Tenant or Pledgor to any Obligations of Tenant or Pledgor to Secured Party, in such order as Secured Party shall determine in its sole discretion, whether or not any such Obligations is covered by this Agreement, and Pledgor hereby waives any provision of law regarding application of payments which specifies otherwise.

     13. PAYMENT OF TAXES, CHARGES, LIENS AND ASSESSMENTS. Pledgor agrees to pay, prior to delinquency, all taxes, charges, liens and assessments against the Security Fund, and upon the failure of Pledgor to do so, Secured Party at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Secured Party shall be obligations of Pledgor to Secured Party, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of Section 17 of this Agreement, and shall be secured by the Security Fund, subject to all terms and conditions of this Agreement.

     14. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, after any applicable cure or grace period under the Lease which has not been cured by pledgor within ten (10) days of the date such cure period of Tenant expired; or
(b) any representation or warranty made by Pledgor herein shall prove to be incorrect in any material respect when made; or (c) an Indemnity Event; or (d) Pledgor shall fail to observe or perform any obligation or agreement contained herein after Secured Party has provided written notice describing such failure and Pledgor has failed within thirty (30) days of receipt of such notice to cure such failure, provided if such cure cannot be completed within such thirty (30) day period, then such cure period shall be extended for so long as Pledgor is diligently prosecuting such cure to completion up to a maximum of ninety (90) days.

     15. REMEDIES. Upon the occurrence of any Event of Default, Secured Party shall have and may exercise without demand any and all rights, powers, privileges and remedies granted to a secured party upon default under the Uniform Commercial Code or otherwise provided to Secured Party by law. All rights, powers, privileges and remedies of Secured Party shall be cumulative. Secured Party may exercise its right of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured. No delay, failure or discontinuance of Secured Party in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Secured Party of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. While an Event of Default exists: (a) Secured
Party may, at any time and at Secured Party's sole option, liquidate any time deposits pledged to Secured Party hereunder, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; (b) Secured Party may appropriate the Security Fund and apply all proceeds toward repayment of the Obligations in such order as Secured Party may from time to time elect or, at Secured Party's sole option, place any proceeds in a cash collateral account; and (c) at Secured Party's request, Pledgor will assemble and deliver all Pledged Shares not already in the possession of Secured Party, and books and records pertaining thereto, to Secured Party at a reasonably convenient place designated by Secured Party. It is agreed that public or private sales, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auction, are all commercially reasonable since differences in the sales prices generally realized in the different kinds of sales are ordinarily offset by the differences in the costs and credit risks of such sales. For any part of the Security Fund consisting of securities, Secured Party shall be under no obligation to delay a sale of any portion thereof for the period of time necessary to permit the issuer thereof to register such securities for public sale under any applicable state or federal law, even if the issuer thereof would agree to do so.

     16. DISPOSITION OF PLEDGED SHARES. Secured Party shall not transfer all or any part of the Pledged Shares or Security Fund except in connection with the exercise of remedies as provided in Section 15 above. Any proceeds of any disposition of any of the Pledged Shares or any part thereof, shall be applied by Secured Party to the payment of expenses incurred by Secured Party in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds shall be applied by Secured Party toward the payment of the Obligations in such order of application as Secured Party may from time to time elect.

     17. PLEDGOR DELIVERIES. Pledgor shall provide Secured party on a monthly basis with (i) profit and loss statements of Pledgor on a consolidated basis,
(ii) any filings by Pledgor with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (iii) any press releases issued by Pledgor and (iv) any other information reasonably requested by Secured Party relating to the financial position of Pledgor.

     18. COSTS, EXPENSES AND ATTORNEYS' FEES. Pledgor shall pay to Secured Party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees incurred by Secured Party after the occurrence and during the continuance of any Event of Default in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Pledgor or the valuation of the Pledged
Shares including without limitation, the seeking of relief from or modification of the automatic stay or the negotiation and drafting of a cash collateral order. All of the foregoing shall be paid to Secured Party by Pledgor with interest at a rate per annum equal to the lesser of ten percent (10%) or the maximum rate permitted by law.

     19. GOVERNING LAW; SUCCESSORS, ASSIGNS. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located, and shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

     20. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     21. NON-RECOURSE. The obligations of Pledgor hereunder with respect to the Lease and the obligations of Tenant thereunder are specifically non-recourse to Pledgor except to the extent of the Pledged Shares. In no event shall Pledgor or any assets of Pledgor or any general partner or affiliate of Pledgor be liable for a default by Tenant under the Lease except to the extent of the Pledged Shares then pledged to Secured Party.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.








                         PLEDGOR

                         GRANITE GOLF GROUP, INC.
                         a Nevada corporation

                         By:
---------------------       ------------------------------
                         Name:
                              ----------------------------

                         Its:
---------------------       ------------------------------
                         SECURED PARTY
                         GOLF TRUST OF AMERICA, L.P.
                         a Delaware limited partnership
---------------------
                         GTA GP, Inc.
---------------------    a Maryland corporation
                         Its: General Partner

                         By:
                             ------------------------------
                         Name: W. Bradley Blair, II
                         Title: President and CEO

                                    EXHIBIT D-1

     Schedule of Adjustments in the Number of Pledged Shares:

     1. INCREASE OF OWNER'S SHARES. If Pledgor elects to receive Owner's Shares as described in EXHIBIT K attached hereto then the Pledged Shares shall be increased such that the value of the Pledged Shares held by Secured Party in the Security Fund shall equal the sum of (i) the value of the initial Pledged Shares (valued as the date of the Pledge Agreement), and (ii) fifteen percent (15%) of the Contingent Purchase Price (such shares valued as of the date of the pledge). This adjustment to the number of Pledged Shares shall occur simultaneously with the circumstances triggering such an adjustment as described above, without the necessity for any further action on the part of Pledgor or Secured Party. Pledgor shall deliver to Secured Party certificates evidencing such additional Pledged Shares immediately upon the occurrence of such triggering circumstances.

     2. RELEASE OF PLEDGED SHARES. The Pledged Shares shall be released and subtracted from the Security Fund in accordance with the following schedule:

     (a). Pledged shares valued at $470,000.00 (or an equivalent dollar amount if held in cash or other securities) at such time as either (i) the Net Operating Income with respect to the Property, shall have been, for one (1) prior Fiscal Year, at least one hundred thirteen and one-half percent (113.5%) of all rent payable by Tenant under the Lease for such Fiscal Year (based on the rent adjusted in accordance with the terms of the Lease, if applicable), or (ii) the average share price of the common stock of Pledgor (valued at the close of trading each day) is greater than $4.00 per share for a ninety (90) day period.

     (b). One-third (1/3) of the remaining Pledged Shares (or an equivalent dollar amount if held in cash or other securities) at such time as the Net Operating Income with respect to the Property shall have been, for each of the two (2) prior Fiscal Years, at least one hundred twenty percent (120%) of all rent payable by Tenant under the Lease for each such Fiscal Year (based on the rent adjusted in accordance with the terms of the Lease, if applicable).

     (c). An aggregate of two-thirds (2/3) of the remaining Pledged Shares (or an equivalent dollar amount if held in cash or other securities) at such time as the Net Operating Income with respect to the Property shall have been, for each of the two (2) prior Fiscal Years, at least one hundred and thirty percent (130%) of all rent payable by Tenant under the Lease for each such Fiscal Year (based on the rent adjusted in accordance with the terms of the Lease, if applicable).


                                     D-1-1

     (d). All of the Pledged Shares (or an equivalent dollar amount if held in cash or other securities) provided that the Net Operating Income with respect to the Property shall have been, for each of the two (2) prior Fiscal Years, one hundred and forty percent (140%) of all rent payable by Tenant under the Lease for each such Fiscal Year (based on the rent adjusted in accordance with the terms of the Lease, if applicable).

     (e). Subject to Section 5.5 of the Lease, promptly after the Expiration Date (as defined in the Lease) and payment by Pledgor to Secured Party of all amounts due under the Lease, Secured Party shall release all remaining Pledged Shares, if any, to Pledgor.

     This adjustment to the number of Pledged Shares shall occur simultaneously with the circumstances triggering such an adjustment as described above, without the necessity for any further action on the part of Pledgor or Secured Party.


                                     D-1-2

                                     EXHIBIT E
                  ADJUSTMENTS TO CALCULATION OF GROSS GOLF REVENUE
                                 FOR PRIVATE CLUBS


                                         NONE

                                     EXHIBIT F
                                    CALCULATION

Calculation of Gross Golf Revenue ($1,366,275) for the Base Year on a Quarter-by-Quarter Basis

          1st Quarter 1997    $449,987
          2nd Quarter 1997    $324,973
          3rd Quarter 1997    $272,382
          4th Quarter 1997    $318,933

                                      EXHIBIT K
                          CONTINGENT PURCHASE PRICE FORMULA

A. DEFINITIONS. For purposes of this EXHIBIT K, the following terms shall have the following meanings:

     (1) "ADJUSTED NET OPERATING INCOME" means the Conversion Date Net Operating Income, divided by 1.135.

     (2) "CAPITALIZATION RATE" shall mean 10.50%.

     (3) "COMPANY" means Golf Trust of America, Inc.

     (4) "COMPANY'S FIRST CALL FFO" means the consensus FFO per share estimate for the Company for the calendar year which includes the Conversion Date, subtracting the Company's capital expenditure reserve per share as estimated for that year as such estimate is reported by First Call (or, if First Call is no longer in general use within the securities industry, by such other reporting service as is then in general use within the securities industry) divided by the average of the Company's closing share price for the thirty (30) trading days immediately preceding the Conversion Date.

     (5) "CONVERSION DATE" means a date after the second (2nd) full Fiscal Year of the Initial Term and prior to the termination of the Initial Term that is the fifteenth (15th) day following the date on which Company receives written notice that Tenant has irrevocably elected to receive the Contingent Purchase Price.

     (6) "CONVERSION DATE CAPITALIZATION RATE" shall mean the Company's first Call FFO, plus 200 basis points (but in no event less than the Capitalization
Rate).

     (7) "CONVERSION DATE NET OPERATING INCOME" means the Gross Operating Revenue for the Property LESS the Gross Operating Expenses for the Conversion Year.

     (8) "CONVERSION YEAR" means the Fiscal Year (as defined in the Lease) immediately preceding the Conversion Date.

     (9) "CONVERSION NOTICES" shall mean a written notice delivered by Tenant to Company whereby Company elects to receive the Contingent Purchase Price. The Conversion Notice may only be given once and must be given on or before April 15 of a calendar year. If the Conversion Notice is not given on or before the end of the Initial Term, Tenant's right to receive the Contingent Purchase Price shall automatically and irrevocably terminate. The Conversion Notice may not be given prior to the expiration of the second (2nd) full Fiscal Year of the Initial Term.

     (10) "GROSS OPERATING EXPENSES" means the gross operating expenses of the Property for the Conversion Year, calculated in accordance with generally accepted accounting principles consistently applied as adjusted in Schedule K-1. For purposes of calculating Gross Operating Expenses, Company may make discretionary adjustments on a line item basis to reflect stabilized Gross Operating Expenses, including the following adjustments:

          (a) annual capital replacement reserves shall be included, as reasonably determined by Company;

          (b) annual cash expenditures (including depreciation) for golf carts shall be included, as reasonably determined by Company;

          (c) extraordinary expenditures (such as to repair storm damage) which are not anticipated to recur in the ordinary course shall be excluded, as reasonably determined by Company;

          (d) other adjustments to reflect stabilized Gross Operating Expenses, as reasonably determined by Company shall be made; and

          (e)  depreciation, amortization and debt service shall be excluded.

For purposes of determining the Contingent Purchase Price, Gross Operating Expenses will be adjusted upward by Company to the extent such expenses (or any major component thereof) have decreased at a compound annual rate greater than 2% per annum from the Base Year to the Conversion Year or more than 3% (on a year-to-year basis) from the year immediately preceding the Conversion year, unless, Company shall determine that such expense reductions were of a nature so as to be reasonably expected to be sustained.

     (11) "GROSS OPERATING REVENUE" means the gross operating revenue of the Property; including revenue related to the golf course operating, food and beverage operations and sale of merchandise, for the Conversion Year, calculated in accordance with general accepted account principles consistently applied as adjusted in Schedule K-1. For purposes of determining the Contingent Purchase Price, Gross Operating Revenue will be adjusted downward to the extent such revenue has increased by more than 5.0% from the year immediately preceding the Conversion Year to the Conversion Year, unless Company shall have reasonably determined that such revenue increase can reasonably be expected to be sustained. Factors to determine sustainability shall include factors such as the creation of new demand generators (i.e., hotel development or condominium development) and the non-recurring nature of any revenue (i.e., a one-time tournament fee). Company shall further retain the right to make downward adjustments to Gross
Operating Revenue so as to establish reasonable expectations of future cash flow results.

     (12) "NET INCREMENTAL INCOME AVAILABLE FOR CONTINGENT PURCHASE PRICE" means the Adjusted Net Operating Income for the Conversion Year, taking into account the increased rental payments due under the Lease as a result of Company's election to receive the Contingent Purchase Price, including the annual capital replacement reserve paid as additional rent.

     (13) "NET OPERATING INCOME" means the Gross Operating Revenue of the Property for the Conversion Year LESS the Gross Operating Expenses for the same period.

B.   CONTINGENT PURCHASE PRICE.

     (1) Tenant shall have the right to receive the Contingent Purchase Price by delivering the Conversion Notice to Company; provided that (i) the Tenant under the Lease at the Property shall have paid Percentage Rent on an annual basis for the prior calendar year, and (ii) at least one-half (1/2) of the increase in the Adjusted Net Operating Income from the Base Year to the Conversion year is attributable to an increase in Gross Operating Revenue (not including food and beverage operations and sale of merchandise), as reasonably determined by Company. The Contingent Purchase Price shall equal the Net Incremental Income Available for Contingent Purchase Price divided by the Conversion Date Capitalization Rate.

     (2) Within forty-five (45) days of the Conversion Date, Company shall deliver to Tenant the number of Owner's Units in Company that equals the Contingent Purchase Price divided by the per share common stock price of the Company on the Conversion Date.

C.   EXAMPLE.

     The calculation of the Contingent Purchase Price is attached as SCHEDULE K-1 for purposes of illustration only.

          Schedule K-1: Example of Contingent Purchase Price.


LANDLORD:                GOLF TRUST OF AMERICA, L.P.
                         A Delaware limited Partnership

                         By:  GTA GP, Inc., a Maryland
                              corporation
                         Its:  General Partner

                         By:
                            -------------------------------
                         Name:  W. Bradley Blair, II

                         Title: President and CEO

TENANT:                  Granite Silverthorn, INC.
                         a Florida corporation

                         By:
                            -------------------------------
                         Name:
                              -----------------------------
                         Title:
                              -----------------------------

                                     SCHEDULE K-1
                         EXAMPLE OF CONTINGENT PURCHASE PRICE



                                     K-1-1